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TABLE OF CONTENTS

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN DIGITAL CORPORATION,

SCHRADER ACQUISITION CORPORATION,

and

SANDISK CORPORATION

October 21, 2015

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2015 (this "Agreement"), by and among SanDisk Corporation, a Delaware corporation (the "Company"), Western Digital Corporation, a Delaware corporation ("Parent"), and Schrader Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

        WHEREAS, the board of directors of the Company has (a) determined that the Merger (as defined below) is fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated hereby and (c) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company;

        WHEREAS, (a) the boards of directors of Parent and Merger Sub have (i) determined that the Merger is fair to, advisable and in the best interests of Parent and its stockholders or Merger Sub and its stockholder (as the case may be) and (ii) approved and adopted this Agreement, including the Merger and the other transactions contemplated hereby, (b) the board of directors of Parent has resolved to recommend approval by the stockholders of Parent of the issuance of such number of shares of Parent Common Stock as may be necessary or advisable in connection with the consummation of the Merger, and (c) Parent (as sole stockholder of Merger Sub upon the recommendation of the board of directors of Merger Sub) has approved and adopted this Agreement, including the Merger and the other transactions contemplated hereby; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

        Section 1.1    Definitions.     As used in this Agreement, the following terms have the meanings set forth below:

        "ACA" has the meaning set forth in Section 4.9(h).

        "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

        "Agreement" has the meaning set forth in the Preamble.

        "Alternate Cash Consideration" has the meaning set forth in Section 3.1(a).

        "Alternate Exchange Ratio" has the meaning set forth in Section 3.1(a).

        "Alternate Merger Consideration" has the meaning set forth in Section 3.1(a).

        "Alternate Stock Consideration" has the meaning set forth in Section 3.1(a).

        "Alternative Debt Financing" has the meaning set forth in Section 6.18(c).

        "Antitrust Laws" has the meaning set forth in Section 6.9(a).

        "Applicable Governmental Entity" has the meaning set forth in Section 7.1(c)(i).

        "Assets" has the meaning set forth in Section 6.9(a).

        "Available Cash" means cash and cash equivalents held at one or more financial institutions in or outside the United States in the name of the Company or any of its Subsidiaries that is available for use in the United States without the payment of withholding Tax or U.S. income Tax or are held by the Company's Subsidiaries outside of the United States but can be repatriated to the United States without the payment of withholding Tax or U.S. income taxes.

        "Base Cash Consideration" has the meaning set forth in Section 3.1(a).

        "Base Exchange Ratio" has the meaning set forth in Section 3.1(a).

        "Base Merger Consideration" has the meaning set forth in Section 3.1(a).

        "Base Stock Consideration" has the meaning set forth in Section 3.1(a).

        "Benefit Plans" means (a) each material "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each material employment, consulting, severance, change in control, retention, termination or similar plan, agreement, arrangement, policy or practice and (c) each other material plan, agreement, arrangement or policy providing for compensation, bonuses, perquisites, fringe benefits, profit-sharing, equity or equity-based related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, now or in the future, any liability, in each case, for the benefit of any Service Provider providing services primarily in the United States.

        "Bond Hedge Counterparty" has the meaning set forth in Section 6.23(a).

        "Book Entry Shares" has the meaning set forth in Section 3.1(c).

        "Business Day" means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or California are authorized or required by Law to be closed.

        "CapEx Budget" has the meaning set forth in Section 6.1(b)(xiii).

        "Certificate" has the meaning set forth in Section 3.1(c).

        "Certificate of Merger" has the meaning set forth in Section 2.3.

        "CFIUS" means the Committee on Foreign Investment in the United States.

        "CFIUS Approval" means (a) a written determination from CFIUS that the transactions contemplated by this Agreement are not subject to the DPA, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA or (c) if CFIUS has sent a report to the President of the United States requesting the President's decision pursuant to the DPA with respect to the transactions contemplated by this Agreement, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President's decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

        "Charter Documents" means, with respect to any Person, all organizational documents, certificates of incorporation, bylaws and all memorandum of association, member agreements or similar contracts relating to the ownership or governance of such Person.

        "Cleanup" means all actions required, under applicable Environmental Laws, to clean up, investigate, remove, treat or remediate Hazardous Materials.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company 401(k) Plans" has the meaning set forth in Section 6.10.

        "Company Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.3(b).

        "Company Acquisition Proposal" means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any controlled Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement (including any such transaction required pursuant to the last sentence of Section 6.9(a) of this Agreement), directly or indirectly in one or a series of related transactions (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued and outstanding Company Common Stock pursuant to a merger, amalgamation, consolidation or other business combination, sale of share capital, tender offer, exchange offer or other similar transaction involving the Company or (b) fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

        "Company Balance Sheet" has the meaning set forth in Section 4.6.

        "Company Balance Sheet Date" means December 28, 2014.

        "Company Board Recommendation" has the meaning set forth in Section 4.23.

        "Company Bond Hedge Transactions" means the bond hedge transactions evidenced by:

          (a)   the letter agreement re: Convertible Bond Hedge Transaction, dated as of August 19, 2010, between the Company and Goldman, Sachs & Co., together with the letter agreement re: Convertible Bond Hedge Side Letter Agreement, dated as of August 19, 2010, between the Company and Goldman, Sachs & Co.;

          (b)   the letter agreement re: Convertible Bond Hedge Transaction, dated as of August 19, 2010, between the Company and Morgan Stanley & Co. International plc, represented by Morgan Stanley & Co. Inc., as its agent, together with the letter agreement re: Convertible Bond Hedge Side Letter Agreement, dated as of August 19, 2010, between the Company and Morgan Stanley & Co. International plc, represented by Morgan Stanley & Co. Inc., as its agent;

          (c)   (I) the letter agreement re: Base Convertible Bond Hedge Transaction, dated as of October 23, 2013, between the Company and Deutsche Bank AG, London Branch, together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 23, 2013, between the Company and Deutsche Bank AG, London Branch and (II) the letter agreement re: Additional Convertible Bond Hedge Transaction, dated as of October 24, 2013, between the Company and Deutsche Bank AG, London Branch, together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 24, 2013, between the Company and Deutsche Bank AG, London Branch;

          (d)   (I) the letter agreement re: Base Convertible Bond Hedge Transaction, dated as of October 23, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 23, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., and (II) the letter agreement re: Additional Convertible

  Bond Hedge Transaction, dated as of October 24, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 24, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc.;

          (e)   (I) the letter agreement re: Base Convertible Bond Hedge Transaction, dated as of October 23, 2013, between the Company and Goldman, Sachs & Co., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 23, 2013, between the Company and Goldman, Sachs & Co. and (II) the letter agreement re: Additional Convertible Bond Hedge Transaction, dated as of October 24, 2013, between the Company and Goldman, Sachs & Co., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 24, 2013, between the Company and Goldman, Sachs & Co.; and

          (f)    (I) the letter agreement re: Base Convertible Bond Hedge Transaction, dated as of October 23, 2013, between the Company and Bank of America, N.A., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 23, 2013, between the Company and Bank of America, N.A. and (II) the letter agreement re: Additional Convertible Bond Hedge Transaction, dated as of October 24, 2013, between the Company and Bank of America, N.A., together with the letter agreement re: Convertible Bond Hedge Transaction Side Letter Agreement, dated as of October 24, 2013, between the Company and Bank of America, N.A.

        "Company Change of Recommendation" has the meaning set forth in Section 6.3(d)(i).

        "Company Common Stock" has the meaning set forth in Section 3.1(a).

        "Company Disclosure Document" means the Proxy Statement/Prospectus and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's stockholders in connection with the transactions contemplated by this Agreement.

        "Company Disclosure Schedule" means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.

        "Company Equity Plans" means the Company 2013 Incentive Plan; the Amended and Restated Company 2005 Incentive Plan; Pliant Technology, Inc. 2007 Stock Plan; FlashSoft Corporation Amended and Restated 2011 Equity Plan; SMART Storage Systems (Global Holdings), Inc. 2011 Share Incentive Plan; Fusion-io, Inc. 2008 Stock Incentive Plan, as amended; Fusion-io, Inc. 2011 Equity Incentive Plan; and M-Systems Flash Disk Pioneers Ltd. 2003 Stock Option and Restricted Stock Incentive Plan, which are all of the plans or agreements pursuant to which the Company has granted equity or equity-based awards (including equity or equity-based awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time) outstanding as of the Effective Time or pursuant to which the Company may grant equity or equity-based awards in the future.

        "Company Excluded Contract" means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Contracts for the purchase, sale, marketing, testing or nonexclusive licensing of Company Products (including prior versions thereof) entered into in the ordinary course of business or Intellectual Property used with the Company Products (including prior versions thereof) entered into in the ordinary course of business; (iii) evaluation license agreements; and (iv) non-disclosure agreements entered into in the ordinary course of business.

        "Company Financial Statements" has the meaning set forth in Section 4.5(b).

        "Company Indentures" means (a) the Indenture with respect to the Company's 1.5% Convertible Senior Notes due 2017, dated as of August 25, 2010, by and between the Company and The Bank of New York Mellon Trust Company, N.A. and (b) the Indenture with respect to the Company's 0.5% Convertible Senior Notes due 2020, dated as of October 29, 2013, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

        "Company Intervening Event" means any Effect that has not arisen as a result of a breach of this Agreement by the Company, that is material to the Company and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of the Company on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of the Company on or prior to the date of this Agreement), which Effect (or the consequences thereof) becomes known to the board of directors of the Company before receipt of the Company Stockholder Approval; provided, that in no event shall any Effect arising from or relating to any of the following give rise to a Company Intervening Event: (a) any Company Acquisition Proposal; (b) the public announcement of discussions among the parties hereto regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby; (c) any change in the trading price or trading volume of shares of Company Common Stock on Nasdaq or any change in the Company's credit rating (although for purposes of clarity, any underlying Effects, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that the Company has exceeded, met or failed to meet any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Effects relating to or causing such excess, meeting or failure may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

        "Company License Agreements" has the meaning set forth in Section 4.12(b).

        "Company Material Adverse Effect" means any effect, event, change, occurrence, condition or development (each an "Effect") that, individually or when taken together with all other Effects, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (a) the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement, including any such Effect that prevents, materially delays or materially impedes the Company's or its Subsidiaries' ability to consummate the transactions contemplated by this Agreement; or (b) the assets, businesses, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (i) the industries, geographies or markets in which the Company and its Subsidiaries operate; or (ii) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Company Material Adverse Effect, except, in the case of clauses (i) and (ii), to the extent that such Effect (individually or in the aggregate) disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which the Company and its Subsidiaries operate; and provided, further, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (A) the announcement of this Agreement and the transactions contemplated hereby, including, solely to the extent arising from the announcement of this Agreement and the transactions contemplated hereby, the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company's or any Subsidiary's relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which the Company or its Subsidiaries operate, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which the Company or its Subsidiaries operate, (D) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement (provided that any Effect arising from compliance with the covenant to operate the business in the ordinary course shall not be excluded from a determination of a Company Material Adverse Effect, and provided, further, that the underlying event sought to be remedied by an action prohibited by the interim operations covenant may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), (E) any proceeding brought or threatened by stockholders of the Company or stockholders of Parent (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to (i) this Agreement or violations of securities Laws in connection with the Company Disclosure Documents or (ii) otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, (F) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying causes of such decrease may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), or (G) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), shall also be excluded from the determination of a Company Material Adverse Effect.

        "Company Notice Period" has the meaning set forth in Section 6.3(e)(i).

        "Company Preferred Stock" means the preferred stock, $0.001 par value per share, of the Company.

        "Company Products" means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for the Company or any of its Subsidiaries as of the date of this Agreement.

        "Company Real Property" has the meaning set forth in Section 4.14(a).

        "Company Restricted Stock Unit" means a restricted stock unit, including any performance-based restricted stock unit, issued pursuant to any of the Company Equity Plans.

        "Company SEC Reports" means reports and other documents required to be filed with the SEC by the Company since December 31, 2012.

        "Company Significant Customer" has the meaning set forth in Section 4.19(a).

        "Company Significant Licensee" has the meaning set forth in Section 4.19(c).

        "Company Significant Supplier" has the meaning set forth in Section 4.19(b).

        "Company Stock Option" means an option to purchase shares of Company Common Stock, or a stock appreciation right, in either case granted pursuant to one of the Company Equity Plans.

        "Company Stockholder Approval" has the meaning set forth in Section 4.22.

        "Company Stockholder Meeting" has the meaning set forth in Section 6.8(a).

        "Company Stockholders' Rights Plan" means the Rights Agreement, dated as of September 15, 2003, as amended, by and between the Company and Computershare Trust Company, Inc.

        "Company Superior Proposal" means any bona fide written Company Acquisition Proposal (substituting the term "fifty percent (50%)" for the term "fifteen percent (15%)" in each instance where such term appears therein) that the Company's board of directors determines, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Company Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to the Company and its stockholders (in their capacity as such), from a financial point of view, than the Merger and the transactions contemplated by this Agreement.

        "Company Warrants" means the warrants exercisable for shares of Company Common Stock evidenced by:

          (a)   the letter agreement re: Warrants, dated as of August 19, 2010, between the Company and Goldman, Sachs & Co., together with the letter agreement re: Warrant Side Letter Agreement, dated as of August 19, 2010, between the Company and Goldman, Sachs & Co.;

          (b)   the letter agreement re: Warrants, dated as of August 19, 2010, between the Company, Morgan Stanley & Co. Inc. and Morgan Stanley & Co. International, together with the letter agreement re: Warrant Side Letter Agreement, dated as of August 19, 2010, between the Company, Morgan Stanley & Co. Inc. and Morgan Stanley & Co. International;

          (c)   (I) the letter agreement re: Base Warrants, dated as of October 23, 2013, between the Company and Deutsche Bank AG, London Branch, together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 23, 2013, between the Company and Deutsche Bank AG, London Branch and (II) the letter agreement re: Additional Warrants, dated as of October 24, 2013, between the Company and Deutsche Bank AG, London Branch, together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 24, 2013, between the Company and Deutsche Bank AG, London Branch;

          (d)   (I) the letter agreement re: Base Warrants, dated as of October 23, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 23, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., and (II) the letter agreement re: Additional Warrants, dated as of October 24, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 24, 2013, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc.;

          (e)   (I) the letter agreement re: Base Warrants, dated as of October 23, 2013, between the Company and Goldman, Sachs & Co., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 23, 2013, between the Company and Goldman, Sachs & Co. and (II) the letter agreement re: Additional Warrants, dated as of October 24, 2013, between the

  Company and Goldman, Sachs & Co., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 24, 2013, between the Company and Goldman, Sachs & Co.; and

          (f)    (I) the letter agreement re: Base Warrants, dated as of October 23, 2013, between the Company and Bank of America, N.A., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 23, 2013, between the Company and Bank of America, N.A. and (II) the letter agreement re: Additional Warrants, dated as of October 24, 2013, between the Company and Bank of America, N.A., together with the letter agreement re: Warrant Side Letter Agreement, dated as of October 24, 2013, between the Company and Bank of America, N.A.

        "Compensation Committee" means the compensation committee of the board of directors of the Company.

        "Compliant" means, with respect to the Financing Information, that (i) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary, in each case with respect to the Company or its Subsidiaries, in order to make such Financing Information, in the light of the circumstances under which the statements contained in the Financing Information are made, not misleading, and (ii) if the Debt Financing includes an offering of debt securities of Parent, the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient and sufficiently current to permit (A) a registration statement on Form S-3 of Parent that includes such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period (it being understood that if the offering of debt securities will be conducted as a private placement and not as a registered offering then such financial statements and other financial information shall not be required to include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering), and (B) the Financing Sources to receive customary comfort letters from the Company's independent auditors on the financial statements and financial information included in the Financing Information and contained in the offering memorandum or prospectus supplement for such offering of debt securities, including customary negative assurance comfort with respect to the period following the end of the latest fiscal year or fiscal quarter of the Company for which historical financial statements of the Company are included in the Financing Information and prior to the comfort letter cut-off date, and the Company's independent auditors have delivered drafts of such comfort letters in customary form and indicated that, upon completion of customary procedures, they are prepared to deliver the comfort letters in customary form upon any pricing and closing of such offering of debt securities during the Marketing Period.

        "Confidentiality Agreement" means that certain letter agreement, dated September 3, 2015, by and between the Company and Parent.

        "Consideration Fund" has the meaning set forth in Section 3.2(a).

        "Contract" means any note, bond, mortgage, indenture, lease, license, contract or agreement.

        "Converted Parent Option" has the meaning set forth in Section 3.4(a).

        "Converted RSUs" has the meaning set forth in Section 3.4(d).

        "D&O Indemnitee" has the meaning set forth in Section 6.7(a).

        "D&O Insurance" has the meaning set forth in Section 6.7(b).

        "Debt Commitment Letter" has the meaning set forth in Section 5.10.

        "Debt Financing" has the meaning set forth in Section 5.10.

        "Debt Financing Agreements" has the meaning set forth in Section 6.18(b).

        "DGCL" has the meaning set forth in Section 2.1.

        "Dissenting Shares" has the meaning set forth in Section 3.3.

        "DPA" means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

        "Effect" has the meaning set forth in the definition of "Company Material Adverse Effect."

        "Effective Time" has the meaning set forth in Section 2.3.

        "Employees" has the meaning set forth in Section 6.5(a).

        "Environmental Claim" means any claim, notice, directive, action, investigation, suit, demand, information request, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

        "Environmental Laws" means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

        "Equity Conversion Ratio" has the meaning set forth in Section 3.4(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed to be a single employer within the meaning of section 4001 of ERISA or sections 414(b), (c), (m), (n) or (o) of the Code.

        "ESPPs" means the Company's Amended and Restated 2005 Employee Stock Purchase Plan and Amended and Restated 2005 International Employee Stock Purchase Plan.

        "Excess Shares" has the meaning set forth in Section 3.1(f).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning set forth in Section 3.2(a).

        "Exchange Fund" has the meaning set forth in Section 3.2(a).

        "FCPA" means the Foreign Corrupt Practices Act of 1977.

        "Financing Indemnitees" has the meaning set forth in Section 6.19(b).

        "Financing Information" means (a) audited consolidated balance sheets and related statements of operations, comprehensive income, equity and cash flows of the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but not including the fourth fiscal quarter of any fiscal year) which unaudited financial statements have been reviewed by the Company's independent auditors in accordance with AU 722 (Interim Financial Information), (c) all other financial statements, financial data and other financial or operating information regarding the Company and its Subsidiaries (i) in the event that the Debt Financing includes a registered public offering of debt securities by Parent, that are required by the Securities Act (including Regulations S-K and S-X thereunder and other accounting rules and regulations of the SEC) for inclusion in such registration statement or prospectus supplement with respect to such debt securities of Parent, (ii) that are customarily included in offering documents and syndication materials used to syndicate credit facilities of the type to be included in the Debt Financing and (iii) in the event that the Debt Financing includes a Rule 144A private placement of debt securities by Parent, that are customarily included in offering documents used in private placements of securities under Rule 144A of the Securities Act (it being understood that none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A), and (d) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for the historical periods required by Article 11 of Regulation S-X or, in the event that the Debt Financing includes a Rule 144A private placement of debt securities, that are customarily included in offering documents used in private placements of securities under Rule 144A of the Securities Act (provided that the Company and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments).

        "Financing Sources" means the entities that have committed to provide or arrange the Debt Financing, Alternative Debt Financing or Replacement Financing in connection with the transactions contemplated hereby (including any such person that becomes a party to the Debt Commitment Letter after the date hereof or any joinder agreement or definitive agreement entered into pursuant thereto, but excluding Parent and any of its Subsidiaries), together with their Affiliates involved in the Debt Financing or such Alternative Debt Financing or Replacement Financing and their respective successors and assigns.

        "Foreign Benefit Plan" means any plan, agreement, arrangement, policy or practice that would constitute a Benefit Plan, but for the fact that it is for the benefit of any Service Provider that is not providing services primarily in the United States.

        "GAAP" has the meaning set forth in Section 4.5(b).

        "Governmental Entity" means any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality, including any state-owned or state-controlled entity, including any stock exchange.

        "Hazardous Materials" means any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Parties" has the meaning set forth in Section 6.7(a).

        "Intellectual Property" means all rights in patents and patent applications ("Patents"), trademarks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, registered copyrighted works, technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights.

        "IRS" means the U.S. Internal Revenue Service.

        "Knowing and Intentional Breach" means a material breach that is a consequence of an act undertaken by the breaching party with the Knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

        "Knowledge" means, as of the date of determination, the actual knowledge, after reasonable inquiry in such Person's functional area of responsibility, of (i) with respect to the Company, the Persons set forth on Section 1.1(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the Persons set forth on Section 1.1(a) of the Parent Disclosure Schedule.

        "Law" means any international, federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Marketing Period" means the first period of thirty (30) consecutive calendar days commencing (a) after the date on which Parent shall have received all requested Financing Information and such Financing Information is Compliant and (b) on the earlier of (i) September 19, 2016 (the "Marketing Period Trigger Date"); provided that if the Termination Date is extended pursuant to Section 8.1(b)(i), then the Marketing Period Trigger Date shall be deemed to be November 18, 2016 and (ii) the date on which the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party hereto entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive calendar day period; provided, that (A) (1) such thirty (30) consecutive calendar day period shall exclude November 26, 2015 and November 27, 2015, (2) if the Marketing Period has not been completed on or prior to December 18, 2015, then the Marketing Period shall not commence prior to January 4, 2016, (3) if the Marketing Period has not been completed on or prior to February 9, 2016, then the Marketing Period shall not commence prior to the date that the Company files its annual report on Form 10-K for the fiscal year 2015, (4) if the Marketing Period has not been completed on or prior to August 12, 2016, then the Marketing Period shall not commence prior to September 6, 2016, (5) such 30 consecutive calendar day period shall exclude November 24, 2016 and November 25, 2016 and (6) if the Marketing Period has not been completed on or prior to December 19, 2016, then the Marketing Period shall not commence prior to January 3, 2017; (B) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (C) the Marketing Period shall not be deemed to have commenced if (1) after the date of this Agreement and prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to the audited financial statements of the Company and its Subsidiaries referred to in clause (a) of the definition of Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (2) the Financing Information would not be Compliant at any time during such thirty (30) consecutive calendar day period, in which case a new thirty (30) consecutive calendar day period shall commence upon Parent receiving updated Financing Information that would be Compliant and, unless the Marketing Period started on the Marketing Period Trigger Date, the requirement in clause (b)(ii) above would be satisfied on the first day, throughout and on the last day of such new thirty (30) consecutive calendar day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Financing Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until such Financing Information is

Compliant) or (3) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements of the Company and its Subsidiaries included in the Financing Information or any such restatement is under consideration, in which case, the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Financing Information has been amended and updated or, for a restatement under consideration, if the Company has determined that such a restatement is not required; and (D) if the Company in good faith reasonably believes that it has delivered the Financing Information to Parent, the Company may deliver to Parent a written notice to that effect (stating when the Company believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Financing Information as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and, within four (4) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Financing Information the Company has not delivered).

        "Marketing Period Trigger Date" has the meaning set forth in the definition of "Marketing Period".

        "Material Contract" has the meaning set forth in Section 4.8(a).

        "Merger" has the meaning set forth in Section 2.1.

        "Merger Consideration" means the Alternate Merger Consideration or the Base Merger Consideration, as applicable.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Nasdaq" means the Nasdaq Global Select Market.

        "Nasdaq Rules" means the rules and regulations of Nasdaq.

        "New Debt Commitment Letter" has the meaning set forth in Section 6.18(c).

        "OFAC" means the Office of Foreign Assets Control of the U.S. Treasury Department.

        "Owned Real Property" has the meaning set forth in Section 4.14(a).

        "Parent" has the meaning set forth in the Preamble.

        "Parent 401(k) Plan" has the meaning set forth in Section 6.10.

        "Parent Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.4(b).

        "Parent Acquisition Proposal" means any offer or proposal made by any Person or Persons other than the Company or any controlled Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement (including any such transaction required pursuant to the last sentence of Section 6.9(a) of this Agreement), directly or indirectly in one or a series of related transactions (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued and outstanding Parent Common Stock pursuant to a merger, amalgamation, consolidation or other business combination, sale of share capital, tender offer, exchange offer or other similar transaction involving Parent or (b) fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole.

        "Parent Balance Sheet" has the meaning set forth in Section 5.15.

        "Parent Board Recommendation" has the meaning set forth in Section 5.13.

        "Parent Change of Recommendation" has the meaning set forth in Section 6.4(d)(i).

        "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

        "Parent Disclosure Document" means the Registration Statement, the Proxy Statement/Prospectus and each other document required to be filed by Parent or Merger Sub with the SEC or required to be distributed or otherwise disseminated by Parent to Parent's stockholders in connection with the transactions contemplated by this Agreement.

        "Parent Disclosure Schedule" means the disclosure schedule, delivered by Parent to the Company immediately prior to the execution of this Agreement.

        "Parent Equity Plans" means Global Management and Employee Stock Option Plan; Amplidata N.V. Stock Option Plan 2013; Amplidata N.V. 2013 Stock Incentive Plan; Amplidata NV Stock Option Plan 2014; Amplidata NV 2014 Stock Incentive Plan; Virident Systems, Inc. 2006 Stock Plan; sTec, Inc. 2010 Incentive Award Plan; SimpleTech, Inc. 2000 Stock Incentive Plan; Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan; Western Digital Corporation 2005 Employee Stock Purchase Plan; Viviti Technologies, Ltd. 2010 Equity Plan; and Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan.

        "Parent Excluded Contract" means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Contracts for the purchase, sale, marketing, testing or nonexclusive licensing of Parent Products (including prior versions thereof) entered into in the ordinary course of business or Intellectual Property used with the Parent Products (including prior versions thereof) entered into in the ordinary course of business; (iii) evaluation license agreements; (iv) rebate agreements; and (v) non-disclosure agreements entered into in the ordinary course of business.

        "Parent Financial Statements" has the meaning set forth in Section 5.5(b).

        "Parent Intervening Event" means any Effect that has not arisen as a result of a breach of this Agreement by Parent, that is material to Parent and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of Parent on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of Parent on or prior to the date of this Agreement), which Effect (or the consequences thereof) becomes known to the board of directors of Parent before receipt of the Parent Stockholder Approval; provided, that in no event shall any Effect arising from or relating to any of the following give rise to a Parent Intervening Event: (a) any Parent Acquisition Proposal; (b) the public announcement of discussions among the parties hereto regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of the Company, or the public announcement, pendency or consummation of the transactions contemplated hereby; (c) any change in the trading price or trading volume of shares of Parent Common Stock on Nasdaq or any change in Parent's credit rating (although for purposes of clarity, any underlying Effects, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that Parent has exceeded, met or failed to meet any projections, forecasts, revenue or earnings predictions or expectations of Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Effects relating to or causing such excess, meeting or failure may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

        "Parent License Agreements" shall have the meaning set forth in Section 5.17(b).

        "Parent Material Adverse Effect" means any Effect that, individually or when taken together with all other Effects, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (a) the ability of Parent and its Subsidiaries (including Merger Sub) to consummate the transactions contemplated by this Agreement, including any such Effect that prevents, materially delays or materially impedes Parent's or its Subsidiaries' ability to consummate the transactions contemplated by this Agreement; or (b) the assets, businesses, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (i) the industries, geographies or markets in which Parent and its Subsidiaries operate or (ii) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Parent Material Adverse Effect, except, in the case of clauses (i) and (ii), to the extent that such Effect (individually or in the aggregate) disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Parent and its Subsidiaries operate; and provided, further, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (A) the announcement of this Agreement and the transactions contemplated hereby, including, solely to the extent arising from the announcement of this Agreement and the transactions contemplated hereby, the loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Parent's or any Subsidiary's relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which Parent or its Subsidiaries operate, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which Parent or its Subsidiaries operate, (D) the taking of any action by Parent or Merger Sub or any Subsidiary of Parent to the extent the taking of such action is expressly required by this Agreement or the failure by Parent, Merger Sub or any Subsidiary of Parent to take any action to the extent the taking of such action is expressly prohibited by this Agreement (provided that any Effect arising from compliance with the covenant to operate the business in the ordinary course shall not be excluded from a determination of a Parent Material Adverse Effect, and provided, further, that the underlying event sought to be remedied by an action prohibited by the interim operations covenant may be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), (E) any proceeding brought or threatened by stockholders of Parent or stockholders of the Company (whether on behalf of Parent, the Company or otherwise) asserting allegations of breach of fiduciary duty relating to (i) this Agreement or violations of securities Laws in connection with any Parent Disclosure Document or (ii) otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, (F) any decrease in the market price or trading volume of Parent Common Stock (it being understood that the underlying causes of such decrease may be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), or (G) any failure by Parent to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Parent or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), shall also be excluded from the determination of a Parent Material Adverse Effect.

        "Parent Measurement Price" means the volume weighted average trading price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

        "Parent Notice Period" has the meaning set forth in Section 6.4(e)(i).

        "Parent Option" means an option to purchase shares of Parent Common Stock granted pursuant to the Parent Equity Plans.

        "Parent Plans" has the meaning set forth in Section 6.5(c).

        "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

        "Parent Products" means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for Parent or any of its Subsidiaries as of the date of this Agreement.

        "Parent SEC Reports" means reports and other documents required to be filed with the SEC by Parent since December 31, 2012.

        "Parent Stockholder Approval" has the meaning set forth in Section 5.12.

        "Parent Stockholder Meeting" has the meaning set forth in Section 6.8(b).

        "Parent Superior Proposal" means any bona fide written Parent Acquisition Proposal (substituting the term "fifty percent (50%)" for the term "fifteen percent (15%)" in each instance where such term appears therein) that Parent's board of directors determines, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Parent Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all financial, legal, regulatory and other aspects of such Parent Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to Parent and its stockholders (in their capacity as such), from a financial point of view, than the Merger and the transactions contemplated by this Agreement.

        "Partnership" means any partnership, joint venture or similar entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

        "Per Share Additional Equity Amount" means a number of shares of Parent Common Stock equal to (x) the Per Share Cash Reduction Amount, divided by (y) $79.5957.

        "Per Share Cash Reduction Amount" means an amount equal to (x) the excess, if any, as of the Closing Date, of the Target Available Cash over the Available Cash, divided by (y) the number of shares of Company Common Stock outstanding as of the Closing Date.

        "Permits" has the meaning set forth in Section 4.17.

        "Permitted Debt Commitment Letter Reduction" has the meaning set forth in Section 6.18(b).

        "Permitted Liens" means (a) Liens for Taxes (i) not yet due and payable, or (ii) that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, and which are not, individually or in the aggregate, material to the business of the Company or Parent, (c) non-exclusive licenses or covenants not to sue with respect to Intellectual Property entered into in the ordinary course of business, (d) with respect to any Real Property Lease or Owned Real Property, Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which are not violated by the current use or occupancy of the real property or the operation of the business of the Company or Parent, as applicable, and such Person's Subsidiaries as presently conducted, (e) with respect to any Real Property Lease, Liens that do not secure an obligation to pay money and do not materially impair the value or use of such Real Property Lease and (f) with respect to the Owned Real Property, minor title defects or irregularities and easements that do not secure an obligation to pay money and that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company or Parent, as applicable, and such Person's Subsidiaries as presently conducted.

        "Person" means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

        "Proxy Statement/Prospectus" means the definitive proxy statement/prospectus to be sent to (i) the stockholders of the Company relating to the Company Stockholder Meeting and (ii) the stockholders of Parent relating to the Parent Stockholder Meeting in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto).

        "Qualifying Transaction" means any acquisition of (a) fifty percent (50%) or more of the outstanding shares of Company Common Stock pursuant to a merger, amalgamation, consolidation or other business combination, sale of shares, tender offer or exchange offer or similar transaction involving the Company or (b) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

        "Real Property Leases" has the meaning set forth in Section 4.14(a).

        "Registration Statement" means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock as part of the Merger Consideration and any other shares issuable pursuant to this Agreement (including any amendments or supplements thereto).

        "Replacement Commitments" has the meaning set forth in Section 6.18(d).

        "Replacement Debt" has the meaning set forth in Section 6.18(d).

        "Replacement Financing" has the meaning set forth in Section 6.18(d).

        "Replacement Financing Commitment Letter" has the meaning set forth in Section 6.18(d).

        "Replacement Financing Documents" has the meaning set forth in Section 6.18(d).

        "Representatives" has the meaning set forth in Section 6.2(a).

        "Repurchase Transaction" has the meaning set forth in Section 6.22(d).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.5(d).

        "SEC" means the United States Securities and Exchange Commission.

        "Section 262" has the meaning set forth in Section 3.3.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Service Provider" means any Employee and any other individual who is a current or former director, officer, employee, leased employee, independent contractor or consultant of the Company or any of its Subsidiaries, including any such individual hired after the date hereof.

        "Share Issuance" means the issuance of such number of shares of Parent Common Stock as may be necessary or advisable in connection with the consummation of the Merger pursuant to this Agreement.

        "Significant Subsidiary" has the meaning assigned to such term in Rule 1-02(w) of Regulation S-X.

        "Solvent" has the meaning set forth in Section 5.11.

        "Stock Consideration Value" means the product of (a) the Base Exchange Ratio or the Alternate Exchange Ratio, as applicable and (b) the Parent Measurement Price.

        "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (b) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Syndication and Offering Materials" has the meaning set forth in Section 6.19(a)(i).

        "Target Available Cash" shall mean (x) $4,049,000,000.00 if the Closing occurs before June 30, 2016 and (y) $4,139,000,000.00 if the Closing occurs on or after June 30, 2016.

        "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments or attachments to any of the foregoing.

        "Taxes" means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties or other assessments.

        "Termination Date" has the meaning set forth in Section 8.1(b)(i).

        "Third Party" means any Person or group other than Parent or Merger Sub and their respective Affiliates and Representatives and the Company and its Affiliates and Representatives.

        "Underwater Option" means each vested Company Stock Option with an exercise price equal to or greater than (a) in the event the Base Merger Consideration is payable, the sum of (i) the Base Cash Consideration and (ii) the Stock Consideration Value, or (b) in the event the Alternate Merger Consideration is payable, the sum of (i) the Alternate Cash Consideration and (ii) the Stock Consideration Value.

        "Unis Closing Date" means the date on which the closing of the Unis Investment occurs.

        "Unis Investment" means the investment in Parent by Unisplendour Corporation Limited as described in the Report on Form 8-K filed by Parent on September 30, 2015.

        "United States" and "U.S." mean the United States of America.

        "Vested Option Consideration" has the meaning set forth in Section 3.4(c).

        "Vested Restricted Stock Units Consideration" has the meaning set forth in Section 3.4(e).

        Section 1.2    Other Definitional Provisions; Interpretation.

        When a reference is made in this Agreement to a "Recital," "Article," "Section," "Annex," or "Schedule," such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated.

        The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

        The words "hereof," "herein" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

        Whenever "include," "includes" or "including" is used in this Agreement, such word shall be deemed to be followed by the phrase "without limitation."

        When a reference is made in this Agreement to a "wholly-owned" Subsidiary, such reference shall include any Subsidiary that is wholly-owned except for director qualifying shares.

        Whenever the word "or" is used in this Agreement, it shall not be deemed exclusive.

        Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

        Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

        Unless otherwise specifically indicated, all references to "dollars" or "$" shall refer to the lawful currency of the United States.

        Except as expressly stated in this Agreement, all references to any statute, rule or regulation (including in the definition thereof) are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute), and references to any section of any statute, rule or regulation include any successor to the section.

        When used in reference to information or documents, other than with respect to any information or documents publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System or with respect to the Debt Commitment Letter, the phrase "made available" or "delivered" means that the information or documents referred to (a) has been made disclosed in person to Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, by Skadden, Arps, Slate, Meagher & Flom LLP, at its offices in New York, New York or (b) have been made available in the virtual data room established by the Company in each of clauses (a), and (B), for the purposes of the transactions contemplated by this Agreement no later than 11:18 a.m. (New York City time) on October 20, 2015.

        When used in reference to any document that has been "made available" or "delivered," the phrase "copy" of such document means a true and complete copy of such document that conforms to its original.

        Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

        Section 2.1 The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under the Laws of the State of Delaware as the surviving company and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        Section 2.2    Closing.     The closing of the Merger (the "Closing") will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006, at 7:00 A.M., New York City time, on a date to be mutually agreed by the parties, which shall be no later than the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that Parent shall not be required to effect the Closing prior to the date that is two (2) Business Days after the earlier of (i) the Unis Closing Date and (ii) March 2, 2016; provided, further, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, provided, that such conditions are reasonably capable of being satisfied at the Closing), the Closing shall not occur until the earliest to occur of (A) a date during the Marketing Period specified by Parent on no less than three (3) Business Days' written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (B) the third (3rd) Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso) (such date on which the Closing is to take place being the "Closing Date").

        Section 2.3    Effective Time.     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the "Certificate of Merger"), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

        Section 2.4    Effects of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation and Bylaws of the Surviving Corporation.     The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (as set forth in Exhibit A) until thereafter amended in accordance with applicable Law and as provided in such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such bylaws.

        Section 2.6    Directors and Officers of the Surviving Corporation.     The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        Section 2.7    Further Assurances.     If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

CONVERSION OF SHARES

        Section 3.1    Conversion of Shares.

          (a)   At the Effective Time, each common share of the Company, $0.001 par value per share (a "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive, subject to any adjustment required pursuant to Section 3.1(g), either (i) if the Unis Closing Date has occurred, (A) $85.10 in cash, without interest (the "Base Cash Consideration") and (B) 0.0176 (such ratio, as may be adjusted pursuant to Section 3.1(d), the "Base Exchange Ratio") of a validly issued, fully paid and non-assessable share of Parent Common Stock (the "Base Stock Consideration") (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 3.1(f)) (the consideration payable in accordance with clause (i) of this Section 3.1(a), the "Base Merger Consideration") or (ii) if the Unis Closing Date not occurred or the Unis Investment has been terminated, (A) $67.50 in cash, without interest (the "Alternate Cash Consideration") and (B) 0.2387 (such ratio, as may be adjusted pursuant to Section 3.1(d), the "Alternate Exchange Ratio") of a validly issued, fully paid and non-assessable share of Parent Common Stock (the "Alternate Stock Consideration") (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 3.1(f)) (the consideration payable in accordance with clause (ii) of this Section 3.1(a), the "Alternate Merger Consideration").

          (b)   All shares of Company Common Stock that are owned by the Company as treasury shares and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or the Company shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)   At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") or (ii) shares of Company Common Stock held in book entry form ("Book Entry Shares") shall cease to have any rights with respect thereto other than the right to receive, upon transfer of such Book Entry

  Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock.

          (d)   If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Company Common Stock or shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into shares of Company Common Stock or Parent Common Stock) with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

          (e)   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of equivalent capital stock, of the Surviving Corporation.

          (f)    (i) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder), shall, upon surrender of such holder's Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.2(g), be entitled to receive a cash payment in lieu thereof, which payment shall (subject to Section 3.1(f)(i)) represent such holder's proportionate interest in the net proceeds (after commissions, transfer taxes and other out-of-pocket transaction costs, including customary expenses of the Exchange Agent in connection with such sale) from the sale by the Exchange Agent on behalf of such holders of the fractions of shares of Parent Common Stock that would otherwise be issued (the "Excess Shares"), which sales shall be executed from time to time as appropriate. The sales of Excess Shares by the Exchange Agent shall be executed on Nasdaq through one or more brokers nominated by Parent with the sale proceeds being remitted to the Exchange Agent as soon as practicable thereafter. Until the net proceeds of such sale have been distributed to the holders of Company Common Stock entitled thereto, the Exchange Agent will hold such proceeds as part of the Consideration Fund. Parent shall deliver to the Exchange Agent (or as the Exchange Agent may request from time to time) the Excess Shares for sale in accordance with this Section 3.1(f)(i).

             (ii)  Notwithstanding the provisions of Section 3.1(f)(i), Parent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) would otherwise be entitled by (B) the Parent Measurement Price.

          (g)   In the event that on the Closing Date, the Available Cash is less than the Target Available Cash:

              (i)  If the Unis Closing Date has occurred, at the election of Parent, (A) the Base Cash Consideration shall be decreased by an amount equal to the Per Share Cash Reduction Amount, (B) the Base Stock Consideration shall be increased by the Per Share Additional Equity Amount, and (C) the Base Exchange Ratio shall be adjusted to reflect the revised consideration; and

             (ii)  If the Unis Closing Date has not occurred, at the election of Parent, (A) the Alternate Cash Consideration shall be decreased by an amount equal to the Per Share Cash Reduction Amount, (B) the Alternate Stock Consideration shall be increased by the Per Share Additional Equity Amount, and (C) the Alternate Exchange Ratio shall be adjusted to reflect the revised consideration.

        Section 3.2    Exchange Procedures.

          (a)   At or prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized institution designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, and, promptly after the Effective Time, the Surviving Corporation and Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, (i) if the Unis Closing Date has occurred, (A) cash sufficient to pay the aggregate Base Cash Consideration payable to all holders of Company Common Stock pursuant to Section 3.1(a)(i) (together with, to the extent applicable, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.1(f)(i)) and (B) certificates (or evidence of shares in book entry form) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Base Stock Consideration payable to all holders of shares of Company Common Stock pursuant to Section 3.1(a)(i)(B) (such cash and certificates, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.1(f)(i) and any dividends or distributions with respect thereto, the "Consideration Fund") or (ii) if the Unis Closing Date has not occurred or the Unis Investment has been terminated, (A) cash sufficient to pay the aggregate Alternate Cash Consideration payable to all holders of Company Common Stock pursuant to Section 3.1(a)(ii)(A) (together with cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.1(f)(i)) and (B) certificates (or evidence of shares in book entry form) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Alternate Stock Consideration payable to all holders of shares of Company Common Stock pursuant to Section 3.1(a)(ii)(B) (such cash and certificates, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.1(f)(i), if applicable and any dividends or distributions with respect thereto, the "Exchange Fund"). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, until the termination of the Exchange Fund pursuant to Section 3.2(e) , any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 3.1(f)(i), if applicable, and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 3.2(h). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)   Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates and Book Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be as reasonably agreed to by the Company and Parent and prepared prior to the

  Closing. Upon receipt of an "agent's message" by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

          (c)   Cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Exchange Fund in excess of the amounts payable to holders of shares of Company Common Stock shall be the sole and exclusive property of Parent and shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

          (d)   At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as provided in Section 3.3 or as otherwise provided by Law.

          (e)   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of shares of Company Common Stock one (1) year after the Effective Time shall be delivered upon request to Parent. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

          (f)    Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

          (g)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

          (h)   Whenever a dividend or other distribution is declared or made after the date hereof with respect to any shares of Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all such shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to shares of Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 3.1(f) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to any shares of Parent Common Stock represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the holders thereof, without interest, (A) promptly after such surrender, either the Base Merger Consideration or the Alternate Merger Consideration, as applicable, in each case, payable in exchange therefor pursuant to Section 3.1(a), along with payment in lieu of fractional shares pursuant to Section 3.1(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole share of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        Section 3.3    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares ("Dissenting Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the "fair value" of such Dissenting Shares in accordance with Section 262 (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.1. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. To the extent permitted by applicable Law, Parent shall have the opportunity to participate with the Company in any and all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or agree to do any of the foregoing.

        Section 3.4    Treatment of Company Stock Options and Company Restricted Stock Units.

          (a)   At the Effective Time, each outstanding and unvested Company Stock Option and each outstanding Underwater Option shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase, on substantially the same terms and conditions as were applicable under such Company Stock Option as of the date hereof, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the quotient obtained by dividing (A) the volume weighted average trading price of Company Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date by (B) the Parent Measurement Price (such quotient, the "Equity Conversion Ratio"), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price applicable to such Company Stock Option immediately prior to the Effective Time by (2) the Equity Conversion Ratio (each, as so adjusted, a "Converted Parent Option"); provided, that, if the Unis Closing Date occurs, Parent may instead determine to settle some or all of the Converted Parent Options in cash on the date of exercise, based upon the value of Parent Common Stock at exercise and determined in accordance with the terms of the applicable award, less the exercise price and any required withholdings applicable to the Converted Parent Option.

          (b)   The Converted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans) as the Company Stock Options as of the date hereof and otherwise shall be subject to substantially the same terms and conditions as were applicable to such Company Stock Options as of the date hereof.

          (c)   At the Effective Time, each outstanding and vested Company Stock Option (other than any such vested Company Stock Option that is an Underwater Option) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive the Merger Consideration, less the exercise price and any required withholdings applicable to such Company Stock Option (the "Vested Option Consideration") (which exercise price and withholding shall first be applied against the stock portion of the Vested Option Consideration, if any, to reduce the number of shares delivered to the holder, and thereafter shall reduce the cash delivered to the holder). Following the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable for shares of Company Common Stock and shall only entitle the holder of such Company Stock Option to the payment described in this Section 3.4(c), which shall be made or cause to be made by the Surviving Corporation as of, or within ten (10) Business Days after, the Effective Time.

          (d)   At the Effective Time, by virtue of the Merger, the unvested Company Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into that number of restricted stock units (rounded down to the nearest whole share) of Parent Common Stock ("Converted RSUs") equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Units and (B) the Equity Conversion Ratio; provided that, if the Unis Closing Date occurs, Parent may instead determine to settle some or all of the Converted RSUs in cash on the date of settlement, based upon the value of Parent Common Stock at settlement determined in accordance with the terms of the applicable award, less any required withholdings applicable to the Converted RSUs. Any Converted RSUs issued pursuant to this Section 3.4(d) shall be subject to substantially the same terms and conditions as were applicable to such Company Restricted Stock Units as of the date hereof.

          (e)   At the Effective Time, each outstanding and vested Company Restricted Stock Unit shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive the Merger Consideration, less any required withholdings applicable to such Company Restricted Stock Units (the "Vested Restricted Stock Units Consideration") (which withholding shall first be applied against the stock portion of the Vested Restricted Stock Units Consideration, if any, to reduce the number of shares delivered to the holder, and thereafter shall reduce the cash delivered to the holder); provided that payment of the Merger Consideration shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit.

          (f)    Prior to the Effective Time, the Company shall take all actions necessary or appropriate to effectuate the provisions set forth in this Section 3.4 and to reflect the assumption by Parent of the Company Equity Plans; provided that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary or appropriate to minimize the tax impact of the provisions set forth in this Section 3.4, cooperate in good faith prior to the Effective Time to develop a mechanism with respect to Company Stock Options and Company Restricted Stock Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States to the extent such mechanism will not have an adverse impact on, or result in additional liability to, Parent, the Surviving Corporation or their respective Affiliates.

        Section 3.5    Withholding Rights.     The Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed (a) in the Company SEC Reports filed by the Company since December 31, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" or other statements that are similarly predictive or forward looking in nature), but only to the extent such Company SEC Reports are publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System (provided that nothing disclosed in such Company SEC Reports shall be deemed to qualify or modify any representation or warranty set forth in Section 4.1(a), Section 4.2(a), Section 4.3, Section 4.7(a), Section 4.22, Section 4.23 or Section 4.25) or (b) in the Company Disclosure Schedule, each of which, subject to Section 9.4, qualify the representations and warranties made under this Article IV, the Company represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Organization.

          (a)   The Company is a corporation duly organized, validly existing and, except as would not have a Company Material Adverse Effect, in good standing under the Laws of the State of Delaware, and has the full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.

          (b)   Section 4.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company's Subsidiaries, as of the date of this Agreement. Each Significant Subsidiary of the Company (i) has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or formation, as applicable, (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and (iii) has full corporate power and authority to own its properties and assets and to conduct its business as currently conducted.

          (c)   The Company has made available to Parent copies of the Company's certificate of incorporation and bylaws, as currently in effect, including all amendments thereto through the date hereof. Neither the Company nor any Significant Subsidiary of the Company is in violation of any of the Charter Documents of such entity.

        Section 4.2    Capitalization; Subsidiaries; Company Stockholders' Rights Plan.

          (a)   The authorized share capital of the Company is 804,000,000 shares, par value $0.001 per share, consisting of (i) 800,000,000 shares of Company Common Stock and (ii) 4,000,000 shares of Company Preferred Stock. As of the close of business on October 16, 2015, there were issued and outstanding (i) 200,725,980 shares of Company Common Stock, (ii) 70,343,617 shares of Company Common Stock held by the Company in treasury which is issued but not outstanding, (iii) zero shares of Company Preferred Stock, (iv) Company Stock Options to purchase an aggregate of 4,373,294 shares of Company Common Stock (of which options to purchase an aggregate of 2,201,461 shares of Company Common Stock were exercisable), (v) Company Restricted Stock Units in respect of 5,636,039 shares of Company Common Stock and (vi) Company Warrants exercisable for 35,379,667 shares of Company Common Stock, subject to the net share settlement provisions of the Company Warrants and subject to adjustment in accordance with the terms of the Company Warrants and Section 6.23. From the close of business on October 16, 2015 until the date of this Agreement, no shares of Company Common Stock or shares of Company Preferred Stock, Company Stock Options or Company Restricted Stock Units have been issued or granted except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options or the vesting of Company Restricted Stock Units, in each case in accordance with their terms and as outstanding on October 16, 2015. All of the issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to any Company Equity Plan will be when issued in connection with the Company Equity Plans, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, other than as set forth above in this Section 4.2 or the 2,960,487 shares of Company Common Stock that are authorized but unissued pursuant to ESPPs and other than the Company Warrants and the Company Indentures, there are no existing or outstanding (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in, the Company, (ii) equity or equity-based awards under the Company Equity Plans (whether or not such awards are required to be settled in shares of Company Common Stock), (iii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any share capital of the Company or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the share capital of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote other than notes issued under the Company Indentures. There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions.

          (b)   All of the outstanding share capital or equivalent equity interests of each of the Company's Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such shares (other than directors' qualifying shares under the Laws of a jurisdiction where such shares are required) are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens, pledges, security interests or other encumbrances. Any director qualifying shares, if any, are held by a Third Party pursuant to a written agreement with the Company or one of its wholly-owned Subsidiaries.

          (c)   No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its share capital or other equity interests.

          (d)   Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

          (e)   Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its wholly-owned Subsidiaries).

          (f)    Except for the notes issued and outstanding as of the date hereof under the Company Indenture, as of the date hereof, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar debt obligations with any third party.

          (g)   The Company has provided Parent with a complete and correct list as of the date hereof of (i) each outstanding Company Stock Option including the date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (ii) each Company Restricted Stock Unit, including the date of grant, vesting schedule and number of shares of Company Common Stock thereof. All grants of Company Stock Options and Company Restricted Stock Units were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the Nasdaq Rules.

          (h)   Prior to the date hereof, the Company has provided Parent with a complete and correct list of all record holders of Company Warrants, including the class and number of shares of Company Common Stock subject to each such Company Warrant, the strike price, the effective date, the expiration date and the Company Warrants that have been exercised or that have expired or been terminated (if any), as set forth on Section 4.2(h) of the Company Disclosure Schedule.

          (i)    Company Stockholders' Rights Plan. The Company has taken all actions necessary to (i) render the Company Stockholders' Rights Plan inapplicable to this Agreement and the transactions contemplated by this Agreement; (ii) ensure that in connection with the transactions contemplated by this Agreement, (A) neither Parent, Merger Sub or any of their "Affiliates" or "Associates" (each as defined in the Company Stockholders' Rights Plan) is or will be (1) a "Beneficial Owner" of or deemed to "beneficially own" and have "Beneficial Ownership" (each as defined in the Company Stockholders' Rights Plan) of any securities of the Company or (2) an "Acquiring Person" (as defined in the Company Stockholders' Rights Plan) and (B) none of a

  "Shares Acquisition Date," a "Distribution Date" (as such terms are defined in the Company Stockholders' Rights Plan) or an event described in Section 11(a)(ii) in the Company Stockholders' Rights Plan occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated by this Agreement; and (iii) provide that the "Final Expiration Date" (as defined in the Company Stockholders' Rights Plan) shall occur immediately prior to the Effective Time. To the Company's Knowledge, no Person is an "Acquiring Person" and no "Stock Acquisition Date," "Distribution Date" (as such terms are defined in the Company Stockholders' Rights Plan) or the events described in Section 11(a)(ii) or Section 13 of the Company Stockholders' Rights Plan has occurred. The Company Stockholders' Rights Plan has not been amended or modified.

        Section 4.3    Authorization; Validity of Agreement; Company Action.     The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby except, in the case of the consummation of the Merger, for receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.4    Consents and Approvals; No Violations.     The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (a) violate any provision of the Charter Documents of the Company, as currently in effect, (b) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, or (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, subject to compliance with (i) the HSR Act and other Antitrust Laws and CFIUS, (ii) the Nasdaq Rules and listing standards and (iii) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b) and (c) , for such violations, breaches, defaults, or filing of Liens that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Company Material Adverse Effect.

        Section 4.5    Company SEC Reports; Company Financial Statements.

          (a)   As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review. The Company has filed all Company SEC Reports on a timely basis. None of the Company's Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

          (b)   Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in any amount).

          (c)   Since December 31, 2012, there has been no change in the Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

          (d)   With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

          (e)   The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

        Section 4.6    No Undisclosed Liabilities.     As of the date of this Agreement, neither the Company nor any of its Subsidiaries has, since December 28, 2014, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2014 (the "Company Balance Sheet"), except for (a) liabilities or obligations disclosed and provided for in the Company Balance

Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 4.6 of the Company Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 28, 2014, (d) liabilities and obligations incurred in connection with the Merger or otherwise as expressly contemplated or expressly permitted by this Agreement, (e) intercompany liabilities and obligations between the Company and any of its wholly-owned Subsidiaries, or between the wholly-owned Subsidiaries, and (f) liabilities and obligations that would not have a Company Material Adverse Effect.

        Section 4.7    Absence of Certain Changes.     Since December 28, 2014 through the date hereof, the Company (a) has not suffered a Company Material Adverse Effect and (b) has not taken any action that would be prohibited by Section 6.1(b) if taken after the date hereof.

        Section 4.8    Material Contracts.

          (a)   As of the date of this Agreement, the Company is not a party to or bound by any Contract:

              (i)  that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

             (ii)  that creates a Partnership with respect to any material business of the Company and its Subsidiaries, taken as a whole;

            (iii)  that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness for borrowed money in excess of $100,000,000 (other than intercompany agreements between the Company and its wholly-owned Subsidiaries and between its wholly-owned Subsidiaries) or (B) creates any obligation under any interest rate, currency or commodity derivatives or hedging transactions;

            (iv)  that is a written Contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $50,000,000 (other than (A) in the ordinary course of business or (B) intercompany agreements);

             (v)  under which the Company and its Subsidiaries have made payments in excess of $50,000,000 in fiscal year 2014 or year to date 2015 (other than (A) in the ordinary course of business or (B) intercompany agreements);

            (vi)  with respect to the acquisition or disposition of any Person, assets, business, line of business or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) continuing obligations or (B) any "earn-out" or similar contingent payment obligations, in each case, in excess of $50,000,000 (other than any Contract that provides for the sale, licensing or acquisition of products, inventory, raw materials or equipment in the ordinary course of business consistent with past practice);

           (vii)  that is a Company Warrant or Company Bond Hedge Transaction;

          (viii)  that is a material portfolio-wide patent cross-license agreement under the Company's and its Subsidiaries' Patents, other than (A) any development agreement entered in the ordinary course of business and (B) any Company Excluded Contract;

            (ix)  with a Company Significant Customer, Company Significant Supplier or a Company Significant Licensee that has not been fully performed (excluding warranty, indemnity or other similar obligations) (other than the sale of Company's products or purchases by Company or its Subsidiaries in the ordinary course on a purchase order basis) providing for either

    (A) annual payments by or to the Company or its Subsidiaries of $50,000,000 or more or (B) aggregate payments by or to the Company or its Subsidiaries of $50,000,000 or more;

             (x)  with a Company Significant Customer, a Company Significant Supplier or a Company Significant Licensee that contains a right of first refusal, first offer or first negotiation with respect to an asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

            (xi)  with a Company Significant Customer or a Company Significant Supplier or a Company Significant Licensee that (i) contains any provisions restricting the right of the Company or any of its Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person or (C) to develop, sell, supply, distribute, support or service any material product or technology or other asset to or for any other Person (excluding license, export and other restrictions on the use of third party Intellectual Property, technology or confidential information owned or controlled by any Company Significant Customer, Company Significant Licensee, Company Significant Supplier or their respective licensors or suppliers), (ii) grants material and exclusive rights (excluding rights that attach to customized Company Products that are specific to Company Significant Customers or marketing, distribution, sales representative or similar agreements that extend exclusivity to third parties in specific territories in connection with the marketing, sale or licensing of Company Products for or on behalf of Company or its Subsidiaries) to license, market, sell or deliver any product of the Company or (iii) that contains any "most favored nation" or similar provisions in favor of the other party; in each case with total contract value in excess of $50,000,000 in the prior fiscal year; and in all of the foregoing cases excluding all Company Excluded Contracts;

           (xii)  that is a settlement, conciliation or similar agreement (A) (1) materially restricts or imposes material obligations upon the Company or its Subsidiaries or (2) materially disrupts the business of the Company and its Subsidiaries as currently conducted, or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than $50,000,000 after the date of this Agreement;

          (xiii)  with any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole; or

          (xiv)  any Contract listed on Section 4.8(a)(xiv) of the Company Disclosure Schedule.

  Each such Contract described in clauses (i)-(xiv), together with each material Company License Agreement, is referred to herein as a "Material Contract."

          (b)   Except as would not have a Company Material Adverse Effect, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and (except as expired or terminated (other than as a result of a material breach thereof by the Company or its Subsidiaries) in accordance with its terms) is in full force and effect, (ii) the Company or its Subsidiaries, on the one hand, and to the Knowledge of the Company each other party to each Material Contract, on the other hand, have performed all material obligations required to be performed by it under such Material Contract and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach of a Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify any Material Contract. Complete copies of each Material Contract have been made available to Parent prior to the date hereof.

        Section 4.9    Employee Benefit Plans; ERISA.

          (a)   Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans and Foreign Benefit Plans. With respect to each Benefit Plan prior to the date hereof and with respect to each Foreign Benefit Plan as soon as reasonably practicable but in any event no later than ninety (90) days following the date of this Agreement, the Company has made available to Parent true and complete copies of, if applicable (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies) or, to the extent the Benefit Plan or Foreign Benefit Plan is not in writing, a written summary of the material terms thereof, and all amendments thereto; (ii) the most recent summary plan description or prospectus and any summary of material modifications; (iii) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS; (iv) the most recent available annual report (Form 5500 and all schedules and financial statements attached thereto), if any; and (v) all material correspondence within the past two (2) years to or from any Governmental Entity relating to such Benefit Plan or Foreign Benefit Plan; provided, that the Company shall not be required to provide a written copy of a Foreign Benefit Plan to the extent such Foreign Benefit Plan is a plan mandated by a Governmental Entity or is a standard offer letter or employment agreement in a jurisdiction where offer letters or employment agreements are standard practice or required by applicable Law.

          (b)   With respect to each Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each such Benefit Plan is in material compliance and has been established, maintained and administered in accordance with its terms and applicable Law, including ERISA and the Code and (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification. No disputes are pending, or, to the Knowledge of the Company, threatened against such Benefit Plan (or any assets or fiduciary thereof) that could reasonably be expected to give rise to material liability to the Company or its Subsidiaries or, after the Effective Time, Parent or its Affiliates.

          (c)   None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors or contributes to, or has any material liability (whether actual or contingent) with respect to (i) a "defined benefit plan" (as defined in ERISA Section 3(35)); (ii) a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) a pension plan subject to Title IV of ERISA or Section 412 of the Code, in any case, either directly or through any ERISA Affiliate; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (v) a "multiple employer plan" (as defined in Section 413(c) of the Code).

          (d)   Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law).

          (e)   Except as expressly contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event, including a subsequent termination of employment or service) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Benefit Plan or Foreign Benefit Plan,

  (iii) result in the acceleration of the time of payment or vesting or funding of any compensation or benefits from the Company or any of its Subsidiaries to any Service Provider or (iv) result in any payment that would be characterized as an "excess parachute payment" under Section 280G(b)(1) of the Code. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement (including any Foreign Benefit Plan) would be nondeductible under Section 280G of the Code. Neither the Company nor any Subsidiary of the Company has any obligation to compensate or otherwise "gross up" any Service Provider for any Taxes incurred by such Service Provider as a result of Sections 409A or 4999 of the Code.

          (f)    With respect to each Benefit Plan: (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan has occurred and (ii) none of the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code except, in the case of (i) and (ii), as would not reasonably be expected to have a Company Material Adverse Effect. All contributions required to be made under the terms of any of the Benefit Plans and Foreign Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company's financial statements prior to the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

          (g)   Each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

          (h)   The Company is, and during all applicable years (not to exceed three years preceding the Closing Date) has been, in material compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder (collectively, the "ACA"). No circumstance exists or event has occurred, and no circumstance is expected to exist or event expected to occur, which reasonably could be expected to result in a material violation of, or material penalty or liability under, the ACA.

          (i)    (i) Each Foreign Benefit Plan and related trust, if any, is in material compliance with and has been established, maintained and administered in compliance with the terms of such Foreign Benefit Plan and the Laws of the applicable foreign country and (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved.

        Section 4.10    Litigation.     As of the date of this Agreement, except as would not have a Company Material Adverse Effect, there (a) is no action, claim, suit or proceeding pending against or, to the Knowledge of the Company, threatened against the Company and (b) are, to the Knowledge of the Company, no investigations by any Governmental Entity pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is subject to any order, decree or ruling that has had or would have a Company Material Adverse Effect.

        Section 4.11    Compliance with Law.

          (a)   The Company and its Subsidiaries (i) are, and have at all times since December 31, 2012 been, in compliance with applicable Laws; and (ii) to the Knowledge of the Company, from December 31, 2012 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have a Company Material Adverse Effect.

          (b)   The Company and each of its Subsidiaries are, and have at all times since five (5) years prior to the date hereof, been in material compliance with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations and the Arms Export Control Act and implementing International Traffic in Arms Regulations applicable to its export transactions; and the various economic sanctions laws and regulations administered by OFAC, the Department of State, and the European Union and its member states. Without limiting the foregoing, to the Knowledge of the Company, there are no pending or threatened claims or investigations by any Governmental Entity of potential material violations against the Company or any of its Subsidiaries with respect to sanctions violations, export activity or licenses or other approvals.

          (c)   Since five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no Representative or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

              (i)  made, promised, authorized or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company's or any of its Subsidiaries' business;

             (ii)  made, promised, authorized or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization or official of any state-owned enterprise;

            (iii)  violated any provision of the USA PATRIOT Act;

            (iv)  violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

             (v)  made, promised, authorized or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

          (d)   Since five (5) years prior to the date hereof, the Company and its Subsidiaries have maintained and implemented policies, procedures and internal controls reasonably designed to ensure compliance with the FCPA and any other applicable Laws relating to anti-corruption or anti-bribery.

        Section 4.12    Intellectual Property.

          (a)   (i) The Company and/or one or more of its Subsidiaries are the sole owners and possess all right, title and interest in and to each item of material Intellectual Property owned by the Company and/or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens and other licenses and covenants not to sue; (ii) to the Knowledge of the Company, each such item is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no action, suit, proceedings, complaint or claim of which the Company has received written notice is pending or, to the Knowledge of the Company, is threatened that challenges the validity, enforceability or the Company's ownership of each such item; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not have a Company Material Adverse Effect.

          (b)   To the Knowledge of the Company, each material agreement under which, as of the date of this Agreement, the Company or any of its Subsidiaries (A) licenses or receives other grants of rights in or to (including by means of covenants not to sue) material Intellectual Property from a third party that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf and internal use software programs that the Company and any of its Subsidiaries use in the ordinary course of business or (B) licenses or provides other grants of rights in or to (including by means of covenants not to sue) any material Intellectual Property to any third party, other than a Company Excluded Contract (such agreements in clauses (A) and (B) being referred to as "Company License Agreements") (x) as of the date of this Agreement, is in full force and effect; and (y) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach of any such Company License Agreement; except to the extent that the failure of any of the foregoing clauses (x) or (y) to be true and correct would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, other than a Company Excluded Contract, with a Company Significant Customer, a Company Significant Supplier or a Company Significant Licensee that, immediately following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any material Intellectual Property of Parent or any of its Subsidiaries (excluding the Company and its current Subsidiaries).

          (c)   Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written complaint, claim, demand, or notice during the past four (4) years alleging any infringement, misappropriation or other violation of third-party Intellectual Property (including indemnification notices from their customers or distributors).

          (d)   Except as would not have a Company Material Adverse Effect, the Company uses commercially reasonable actions to protect the confidentiality and security of personal, consumer, or customer information and of its systems and other data, and, to the Knowledge of the Company, there have been no violations or unauthorized access to the same.

          (e)   The Company and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. The Company Products are in compliance with applicable open source license obligations, except as would not have a Company Material Adverse Effect.

          (f)    The consummation by the Company of the transactions applicable to it contemplated hereby will not require the Company or any of its Subsidiaries to (i) grant any license to any third party under any material Intellectual Property of the Company or its Subsidiaries or (ii) disclose any material trade secrets of the Company or its Subsidiaries, in each case to any third party under any Material Contract.

          (g)   The representation set forth in Section 4.12(g) of the Company Disclosure Schedule is hereby incorporated by reference.

        Section 4.13    Taxes.

          (a)   Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

          (b)   There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved.

          (c)   There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

          (d)   Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

          (e)   There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, other than Permitted Liens, and Liens (other than Permitted Liens) that would not have a Company Material Adverse Effect.

          (f)    All material Taxes required to be withheld by the Company or its Subsidiaries have been timely withheld and timely paid to the appropriate Governmental Entity.

          (g)   The Company has met or is expected to meet all requirements necessary to secure its Malaysia tax holiday benefits.

        Section 4.14    Real Property and Tangible Assets.

          (a)   Except as would not materially and adversely affect the value, operation and use of the real property, the Company or one of its Subsidiaries owns good and marketable fee simple title or has valid leasehold title (as applicable) to (i) the material real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the "Owned Real Property") and (ii) the material leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property as of the date of this Agreement (the "Real Property Leases", together with the Owned Real Property, the "Company Real Property") and other tangible assets reflected on the Company Balance Sheet Date, in each case, free and clear of all Liens, except (A) for Permitted Liens and (B) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

          (b)   Except as would not have a Company Material Adverse Effect, (i) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses, sublicenses or otherwise occupies any real property is valid, binding and in full force and effect and (ii) there is not under any Real Property Lease (A) any existing default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or (B) to the Knowledge of the Company, any condition or event that, with notice or lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease.

          (c)   Section 4.14(c) of the Company Disclosure Schedule contains a contains a complete and correct list of the (i) Owned Real Property, including the owner thereof and (ii) each material Real Property Lease.

          (d)   To the Knowledge of the Company, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property or any material Real Property Lease.

        Section 4.15    Environmental.

          (a)   Except for noncompliance that would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since December 31, 2012, has been in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b)   Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would have a Company Material Adverse Effect.

          (c)   To the Knowledge of the Company, with respect to the Company Real Property currently owned, leased or operated by the Company or any of its Subsidiaries and with respect to any property for which the Company or any of its Subsidiaries has agreed to indemnify any Person, there have been no releases of Hazardous Materials that require a Cleanup or monitoring, except for any Cleanup or monitoring that would not have a Company Material Adverse Effect.

        Section 4.16    Labor Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries, and no consent or approval or prior notice of any collective bargaining unit, works council or labor organization is required as a result of the execution of this Agreement or the transactions contemplated hereby. There is no pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect.

          (b)   There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not have a Company Material Adverse Effect.

          (c)   Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including Laws relating to discrimination, fair employment practices (including equal employment opportunities), terms and conditions of employment, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, classification of employees and exempt and non-exempt, health and safety, employee privacy, layoffs and plant closings and collective bargaining, (ii) the Company and its Subsidiaries have not received notice of any charge, complaint, investigation or audit with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints, arbitration proceedings or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, or any current or former employee, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

          (d)   Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) withheld all amounts required by Law to be withheld from the wages, salaries, commissions, bonuses and other payments to Service Providers; and (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

  Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice).

          (e)   To the Knowledge of the Company, no Employee who is a Vice President or higher of the Company or any of its Subsidiaries is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

        Section 4.17    Licenses and Permits.     Except in each case as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since December 31, 2012 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the "Permits"), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries; (ii) since December 31, 2012 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

        Section 4.18    Insurance.     Except in each case as would not have a Company Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof and (iii) all premiums due thereon have been paid.

        Section 4.19    Significant Suppliers, Customers and Licensees.

          (a)   Section 4.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, for the year ended December 28, 2014 or the six months ended June 28, 2015, was one of the ten largest sources of revenues for the Company, based on revenues in each of these periods (each, a "Company Significant Customer"). As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Company Significant Customer that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

          (b)   Section 4.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier who, for the year ended December 28, 2014 or the six months ended June 28, 2015, was one of the ten largest suppliers for the Company, based on amounts paid or payable in each of these periods (each a "Company Significant Supplier"). As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Company Significant Supplier that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

          (c)   Section 4.19(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each licensee of the Company's Intellectual Property who, for the year ended December 28, 2014, was one of the largest licensees for the Company, based on amounts paid or payable in excess of $1,000,000 in this period (each a "Company Significant Licensee"). As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Company Significant Licensee that such Company Significant Licensee intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

        Section 4.20    Company Indentures.    Section 4.20 of the Company Disclosure Schedule accurately and completely sets forth, as of the date of this Agreement, (a) the Conversion Rate and (b) the table from each Company Indenture specifying the number of Additional Shares by which the Conversion Rate will be increased upon the occurrence of a Fundamental Change, in each case, as adjusted to reflect all events that have occurred through the date of this Agreement that would result in an adjustment pursuant to the terms of the applicable Company Indenture (including any adjustments that would require a change of less than one percent (1%) of the Conversion Rate). Capitalized terms used in this Section 4.20 that are not otherwise defined in this Agreement shall have the meaning given to such terms in the applicable Company Indenture.

        Section 4.21    Brokers or Finders.     No investment banker, broker, finder, financial advisor or intermediary other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 4.22    Vote Required.     The affirmative vote of a majority of the outstanding shares of the Company Common Stock to adopt the agreement of merger (as such term is defined in Section 251 of the DGCL) set forth in this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any of the Company's share capital necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

        Section 4.23    Board Recommendation.     The Company's board of directors has (a) determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated hereby, (c) adopted a resolution having the effect of causing no rights to be issued or exercisable under the Company Stockholders' Rights Plan, and causing the Company Stockholders' Rights Plan to have no force or effect, with respect to the Merger and the other transactions contemplated hereby and (d) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger (the "Company Board Recommendation"), and, as of the date of this Agreement, none of such actions by the Company's board of directors has been amended, rescinded or modified.

        Section 4.24    Opinion of Financial Advisor.     The board of directors of the Company has received from the Company's financial advisor, Goldman, Sachs & Co., an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

        Section 4.25    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition," "interested shareholder," or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein (including the Merger).

        Section 4.26    Investigation by the Company.

          (a)   The Company has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and its Subsidiaries. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis, and the Company acknowledges that, except for the representations and warranties of Parent and Sub expressly set forth in Article V, none of Parent or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives, and that the Company is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article V. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent or its Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to the Company with respect to (i) Parent or its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or (ii) any material, documents or information relating to Parent or its Subsidiaries furnished or provided to the Company or its Representatives or made available to the Company or its Representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article V.

          (b)   In connection with the Company's investigation of Parent, the Company has received from Parent and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of Parent and its Subsidiaries and certain business plan information of Parent and its Subsidiaries. The Company acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Company and its Representatives shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that, without limiting the generality of this Section 4.26, neither Parent, Merger Sub nor any Person acting on behalf of Parent or Merger Sub has made any representation or warranty with respect to such projections and other forecasts and plans.

        Section 4.27    No Other Representations or Warranties.     Except for the express representations and warranties contained in this Article IV, neither the Company nor any of its Affiliates nor any of their respective Representatives makes any express or any implied representations or warranties with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby. The Company disclaims any other representations or warranties, whether made by the Company or any its Affiliates, or any of their respective Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed (a) in the Parent SEC Reports filed by Parent since December 31, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" or other statements that are similarly predictive or forward looking in nature), but only to the extent such Parent SEC Reports are publicly available on the SEC's Electronic Data Gathering Analysis and

Retrieval System (provided that nothing disclosed in such Company SEC Reports shall be deemed to qualify or modify any representation or warranty set forth in Section 5.1(a), Section 5.2(a), Section 5.3, Section 5.6 (a), Section 5.11, Section 5.12, Section 5.13, Section 5.14 or Section 5.21) or (b) in the Parent Disclosure Schedule, each of which, subject to Section 9.4, qualify the representations and warranties made under this Article V, (and, with respect to the representations and warranties in Section 5.1(b), Section 5.1(c), Section 5.6(b) (as it relates to Section 6.1(b)(iii) and (v)), Section 5.9, Section 5.17, Section 5.18 and Section 5.19, solely in the event that the Unis Closing Date does not occur or the Unis Investment terminates) Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 5.1    Organization.

          (a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and, except as would not have a Parent Material Adverse Effect, in good standing under the Laws of the State of Delaware, and has the full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, or to be in good standing would not have a Parent Material Adverse Effect.

          (b)   Section 5.1(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of Parent's Subsidiaries, as of the date of this Agreement. Each Significant Subsidiary of Parent (i) has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or formation, as applicable, (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and (iii) has full corporate power and authority to own its properties and assets and to conduct its business as currently conducted.

          (c)   Parent has made available to the Company copies of Parent's certificate of incorporation and bylaws, as currently in effect, including all amendments thereto through the date hereof. Neither Parent, nor Merger Sub, nor any Significant Subsidiary of Parent is in violation of any of the Charter Documents of such entity.

        Section 5.2    Capitalization; Subsidiaries.

          (a)   The authorized share capital of Parent is 455,000,000 shares, par value $0.01 per share, consisting of (i) 450,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of the close of business on October 14, 2015, there were issued and outstanding (i) 231,653,066 shares of Parent Common Stock, (ii) 29,685,549 shares of Parent Common Stock held by Parent in treasury, (iii) zero shares of Parent Preferred Stock, (iv) Parent Options to purchase an aggregate of 7,738,419 shares of Parent Common Stock (of which options to purchase an aggregate of 3,571,788 shares of Parent Common Stock were exercisable), (v) 2,431,632 Parent restricted stock units in respect of 2,431,632 shares of Parent Common Stock, (vi) a target number of 212,940 shares of Parent Common Stock potentially issuable subject to open performance-based vesting conditions and (vi) 183,042 shares of Parent Common Stock subject to deferred stock units credited under Parent's Deferred Compensation Plan. From the close of business on October 14, 2015 until the date of this Agreement, no shares of Parent Common Stock or shares of Parent Preferred Stock, Parent Options or restricted stock units of Parent have been issued or granted except for shares of Parent Common Stock issued pursuant to the exercise of Parent Options or the vesting of any restricted stock units of Parent, in each case, in accordance with their terms and as outstanding on October 14, 2015. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, other than pursuant to the Parent Equity Plans, there are no existing or outstanding (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in, Parent, (ii) contractual obligations of Parent to repurchase, redeem or otherwise acquire any share capital of Parent or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the share capital of Parent. There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote.

          (b)   All of the outstanding share capital or equivalent equity interests of each of Parent's Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such shares (other than directors' qualifying shares under the Laws of a jurisdiction where such shares are required) are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material Liens, pledges, security interests or other encumbrances. Any director qualifying shares, if any, are held by a Third Party pursuant to a written agreement with Parent or one of its wholly-owned Subsidiaries.

          (c)   No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Parent or any other Subsidiary of Parent. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem or otherwise acquire any of its share capital or other equity interests.

          (d)   Neither Parent nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of Parent, which interest or investment is material to Parent and its Subsidiaries, taken as a whole.

          (e)   Neither Parent nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to Parent or any of its wholly-owned Subsidiaries).

        Section 5.3    Authorization; Validity of Agreement; Parent Action.     Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Share Issuance, to receipt of the Parent Stockholder Approval. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub (the written consent of the sole stockholder of which has not been modified or revoked), and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby except, in the event that the Unis Closing Date has not occurred, for receipt of the Parent Stockholder Approval in respect of the Share Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 5.4    Consents and Approvals; No Violations.     The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (a) violate any provision of the Charter Documents of Parent or the Charter Documents of Merger Sub, in each case, as currently in effect, (b) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or any of its Subsidiaries (including Merger Sub), or (c) violate any Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, subject to compliance with (i) the HSR Act and other Antitrust Laws and CFIUS, (ii) the Nasdaq Rules and listing standards and (iii) the Exchange Act, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b) and (c), for such violations, breaches, defaults or filing of Liens that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Parent Material Adverse Effect.

        Section 5.5    SEC Reports; Parent Financial Statements.

          (a)   As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to Parent SEC Reports. As of the date hereof, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review. Parent has filed all Parent SEC Reports on a timely basis. None of Parent's Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

          (b)   Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in any amount).

          (c)   Since December 31, 2012, there has been no change in Parent's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

          (d)   With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

          (e)   The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

        Section 5.6    Absence of Certain Changes.     Since July 3, 2015 through the date hereof, Parent (a) has not suffered a Parent Material Adverse Effect and (b) has not taken any action that would be prohibited by Section 6.1(d) if taken after the date hereof.

        Section 5.7    Brokers or Finders.     No investment banker, broker, finder, financial advisor or intermediary other than J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Rothschild Inc., the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        Section 5.8    Stock Ownership.     None of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

        Section 5.9    Litigation.     As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, there (a) is no action, claim, suit or proceeding pending against or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and (b) are, to the Knowledge of Parent, no investigations by any Governmental Entity pending or threatened against Parent or any of its Subsidiaries. Neither Parent nor any Subsidiary is subject to any order, decree or ruling that has had or would have a Parent Material Adverse Effect.

        Section 5.10    Financing.     Parent has delivered to the Company true, complete and correct copies of a fully executed commitment letter, together with any related fee letters (solely in the case of the fee letters, with only (i) the fee amounts, yield or interest rate caps, and original issue discount amounts and (ii) "flex", "securities" demand terms, other economic terms and other commercially sensitive terms, in each case under this clause (ii) that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Debt Financing, contained therein redacted), each in effect as of the date of this Agreement from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG,

Cayman Islands Branch and Royal Bank of Canada (together, as they may be amended, modified or replaced in accordance with Section 6.18, the "Debt Commitment Letter") to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the "Debt Financing"). The Debt Commitment Letter has not been amended or modified in any manner on or prior to the date of this Agreement and, as of the date hereof, to the Knowledge of Parent, no such amendment or modification is contemplated (except to implement or exercise the "flex" provisions contained in one or more fee letters related to the Debt Financing and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof). The Debt Commitment Letter, including the commitments contained therein, has not been terminated, reduced, withdrawn or rescinded in any respect on or prior to the date of this Agreement and, as of the date hereof, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement; and the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, as of the date hereof the other parties thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no conditions precedent related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the accuracy of the representations and warranties set forth in Article IV to the extent necessary to satisfy the condition in Section 7.2(a) and performance by the Company of its obligations under this Agreement to the extent necessary to satisfy the condition in Section 7.2(b), the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand of Parent and the Company and the Base Stock Consideration or the Alternative Stock Consideration, as applicable, will, in the aggregate, be sufficient for Parent and the Company to pay all of the amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Merger and all related fees and expenses required to be paid as of the date of the consummation of the Merger and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund any payments (if any) required to be made in connection with the transactions contemplated by this Agreement to any holder of the convertible senior notes issued under the Company Indentures in accordance with the terms of the Company Indentures and any other repayment or refinancing of debt, if any, required by the Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter to which Parent or any of its Subsidiaries is a party that could impose conditions to the funding of the Debt Financing contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter delivered to the Company prior to the execution of this Agreement. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would or would reasonably be expected to constitute a default or breach by Parent or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter and Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis or that the Debt Financing will not be available to Parent on the date of the Closing. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company's obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the transactions contemplated by this Agreement on the Closing Date in accordance with the terms hereof.

        Section 5.11    Solvency.     Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Parent will be Solvent. As used herein, "Solvent" means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 5.11 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        Section 5.12    Vote Required.     In the event that the Unis Closing Date has not occurred, the approval of the Share Issuance by the affirmative vote of a majority of the shares of the Parent Common Stock represented in person or by proxy at the Parent Stockholder Meeting (or and adjournment or postponement thereof) at which a quorum is present (the "Parent Stockholder Approval") is the only vote of the holders of any of Parent's share capital that may be necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of the Company in Section 4.2(a). In the event that the Unis Closing Date occurs, no vote or consent of the holders of any class or series of capital stock of Parent (including the Parent Stockholder Approval) is necessary to approve and adopt this Agreement and the Merger unless the Parent Stockholder Approval has been obtained.

        Section 5.13    Board Recommendation.     Parent's board of directors has (a) determined that this Agreement and the Merger are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated hereby and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of Parent approve the Share Issuance (the "Parent Board Recommendation"), and, as of the date of this Agreement, none of such actions by Parent's board of directors has been amended, rescinded or modified.

        Section 5.14    Capitalization and Operations of Merger Sub.     All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

        Section 5.15    No Undisclosed Liabilities.     As of the date of this Agreement, neither Parent nor any of its Subsidiaries has, since July 3, 2015, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Parent and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Parent and its consolidated Subsidiaries included in Parent's Annual Report on Form 10-K for the fiscal year ended July 3, 2015 ("Parent Balance Sheet"), except for (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 5.15 of the Parent Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since July 3, 2015, (d) liabilities and obligations incurred in connection with the Merger or otherwise as expressly contemplated or expressly permitted by this Agreement, (e) intercompany liabilities and obligations between Parent and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries, and (f) liabilities and obligations that would not have a Parent Material Adverse Effect.

        Section 5.16    Compliance with Law.

          (a)   Parent and its Subsidiaries (i) are, and have at all times since December 31, 2012 been, in compliance with applicable Laws; and (ii) to the Knowledge of Parent, from December 31, 2012 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have a Parent Material Adverse Effect.

          (b)   Parent and each of its Subsidiaries are, and have at all times since five (5) years prior to the date hereof, been in material compliance with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations and the Arms Export Control Act and implementing International Traffic in Arms Regulations applicable to its export transactions; and the various economic sanctions laws and regulations administered by OFAC, the Department of State and the European Union and its member states. Without limiting the foregoing, to the Knowledge of Parent, there are no pending or threatened claims or investigations by any Governmental Entity of potential material violations against Parent or any of its Subsidiaries with respect to sanctions violations, export activity or licenses or other approvals.

          (c)   Since five (5) years prior to the date hereof, neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, no Representative or other Person associated with or acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly:

              (i)  made, promised, authorized or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to Parent's or any of its Subsidiaries' business;

             (ii)  made, promised, authorized or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

            (iii)  violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery;

            (iv)  violated any provision of the USA PATRIOT Act, or

             (v)  made, promised, authorized or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

        Section 5.17    Intellectual Property.

          (a)   (i) Parent and/or one or more of its Subsidiaries are the sole owners and possess all right, title and interest in and to each item of material Intellectual Property owned by Parent and/or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens; (ii) to the Knowledge of Parent, each such item is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no action, suit, proceedings, complaint or claim of which Parent has received written notice is pending or, to the Knowledge of Parent, is threatened that challenges the validity, enforceability or Parent's ownership of each such item; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not have a Parent Material Adverse Effect.

          (b)   To the Knowledge of Parent, each material agreement under which, as of the date of this Agreement, Parent or any of its Subsidiaries (A) licenses or receives other grants of rights in or to (including by means of covenants not to sue) material Intellectual Property from a third party that is used by Parent or such Subsidiary in the conduct of its business, except for off-the-shelf and internal use software programs that Parent and any of its Subsidiaries use in the ordinary course of business or (B) licenses or provides other grants of rights in or to (including by means of covenants not to sue) any material Intellectual Property to any third party, other than a Parent Excluded Contract (such agreements in clauses (A) and (B) being referred to as "Parent License Agreements") (x) is in full force and effect; and (y) is not the subject of a claim that Parent or any of its Subsidiaries is in material breach of any such Parent License Agreement; except to the extent that the failure of any of the foregoing clauses (x) or (y) to be true and correct would not have a Parent Material Adverse Effect.

          (c)   Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written complaint, claim, demand, or notice during the past four (4) years alleging any infringement, misappropriation or other violation of third-party Intellectual Property (including indemnification notices from their customers or distributors).

          (d)   Except as would not have a Parent Material Adverse Effect, Parent uses commercially reasonable actions to protect the confidentiality and security of personal, consumer, or customer information and of its systems and other data, and, to the Knowledge of Parent, there have been no violations or unauthorized access to the same.

          (e)   Parent and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. Parent Products are in compliance with applicable open source license obligations, except as would not have a Parent Material Adverse Effect.

        Section 5.18    Taxes.

          (a)   Each of Parent and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by Parent or its Subsidiaries.

          (b)   There are no material federal, state, local or foreign audits or examinations of any Tax Return of Parent or its Subsidiaries pending and neither Parent nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved.

          (c)   There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Parent or any of its Subsidiaries.

          (d)   Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between Parent and/or any of its Subsidiaries, (ii) will terminate as of the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

          (e)   There are no material Liens for Taxes upon the assets of Parent or any of its Subsidiaries that are not provided for in the Parent SEC Reports, other than Permitted Liens, and Liens (other than Permitted Liens) that would not have a Parent Material Adverse Effect.

          (f)    All material Taxes required to be withheld by Parent or its Subsidiaries have been timely withheld and timely paid to the appropriate Governmental Entity.

        Section 5.19    Environmental.

          (a)   Except for noncompliance that would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is and, since December 31, 2012, has been in compliance with all Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b)   Neither Parent nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would have a Parent Material Adverse Effect.

          (c)   To the Knowledge of Parent, with respect to any real property currently owned, leased or operated by Parent or any of its Subsidiaries and with respect to any property for which Parent or any of its Subsidiaries has agreed to indemnify any Person, there have been no releases of Hazardous Materials that require a Cleanup or monitoring, except for any Cleanup or monitoring that would not have a Parent Material Adverse Effect.

        Section 5.20    Investigation by Parent and Merger Sub.

          (a)   Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their respective Representatives, and that each of Parent and Merger Sub are not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article IV. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Parent or Merger Sub with respect to (i) the Company or its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries furnished or provided to Parent or its Representatives or made available to Parent or its Representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

          (b)   In connection with Parent's and Merger Sub's investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the

  Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Merger Sub and their respective Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 5.20, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

        Section 5.21    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition," "interested shareholder," or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein (including the Merger).

        Section 5.22    No Other Representations or Warranties.     Except for the express representations and warranties contained in this Article V, neither Parent or Merger Sub nor any of their respective Affiliates nor any of their respective Representatives makes any express or any implied representations or warranties with respect to Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby. Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates, or any of their respective Representatives.

ARTICLE VI

COVENANTS

        Section 6.1    Interim Operations of the Company and Parent.

          (a)   During the period from the date of this Agreement until the Effective Time (except (w) where a change in applicable Law requires the taking of an action otherwise prohibited by this Section 6.1(a) (and subject to the restrictions set forth in Section 6.9), (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly required by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization, operations and assets and (ii) preserve their relationships with customers, suppliers, employees and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such specific provision of Section 6.1(b).

          (b)   Except (w) where a change in applicable Law requires the taking of an action otherwise prohibited by this Section 6.1(b) (and subject to the restrictions set forth in Section 6.9), (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will (and the Company will cause its Subsidiaries not to):

              (i)  amend its Charter Documents; provided that the Charter Documents of a Subsidiary of the Company may be amended in a way that is not material;

             (ii)  except for (A) awards of Company Stock Options and Company Restricted Stock Units covering up to 250,000 shares of Company Common Stock for the period commencing on the date of this Agreement and ending on March 31, 2016 and up to 200,000 shares of Company Common Stock per each fiscal quarter thereafter, it being understood that to the extent awards covering fewer than the number allotted for any period are granted in such period, any remaining shares shall not be available for grant in any other period, granted to Service Providers under the Company Equity Plans upon hire, upon promotion or for purposes of retention, (B) awards of Company Stock Options and Company Restricted Stock Units granted pursuant to the Company's annual focal grant program in February 2016 and awards granted to members of the Company's board of directors in the second quarter of fiscal year 2016, in either case under the Company Equity Plans and in the ordinary course of business consistent with past practice in any event not to exceed 2.75 million shares of Company Common Stock in the aggregate or (C) shares of Company Common Stock to be issued or delivered pursuant to (1) Company Equity Plans in satisfaction of Company Stock Options and Company Restricted Stock Units outstanding on the date hereof and on the terms in effect on the date hereof or issued after the date hereof in accordance with this Agreement, (2) the ESPPs pursuant to the terms in effect on the date hereof, (3) conversion of the convertible senior notes under the Company Indentures or (4) the Company Warrants, issue, sell, grant, pledge, grant or suffer to exist any Lien or dispose of, or authorize or agree to the issuance, sale, grant, pledge, existence of any Lien or other disposition of (I) any share capital of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of the Company or any of its Subsidiaries, or (II) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, shares of Company Common Stock, other ownership interests, securities or rights in any Subsidiary of the Company;

            (iii)  redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding shares of Company Common Stock (except in respect of (A) any Tax withholding or exercise price in connection with the Company Equity Plan pursuant to the terms in effect on the date hereof and in the ordinary course of business consistent with past practice and (B) the Company Bond Hedge Transactions);

            (iv)  split, combine, subdivide or reclassify any Company Common Stock, or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders of the Company in their capacity as such;

             (v)  adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, file a petition in bankruptcy under any applicable Law, recapitalization or other reorganization of the Company, other than the Merger;

            (vi)  acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interest thereof or therein, tangible assets comprising a business or division thereof (whether by merger, amalgamation, consolidation or other business combination, acquisition or sale of assets, acquisition or sale of share capital, tender offer or exchange offer or similar transaction), other than (A) acquisitions, sales or dispositions among the Company and any of its Subsidiaries; (B) acquisitions of or strategic investments in any Person or division thereof, or any equity interest therein (1) as to which the aggregate consideration for all such acquisitions or investments (including the value of any shares of Company Common Stock or equity awards granted in connection therewith) does not exceed $100,000,000 and (2) that would not reasonably be expected to cause any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act and other Antitrust Laws or CFIUS, or the expiration or termination of any applicable waiting period thereof, or otherwise materially delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby; or (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $100,000,000;

           (vii)  enter into any joint ventures or strategic partnerships that are material to any of the Company's divisions or business units if such entry would (A) present a material risk of delaying the Merger or make it more difficult to obtain any authorization, consent, order, declaration or approval required to be obtained hereunder, the failure of which would be a non-satisfaction of any of the conditions set forth in Article VII or (B) require a consent of the other party thereto to consummate the Merger;

          (viii)  sell, assign, transfer, grant an exclusive license under or otherwise dispose of any material Intellectual Property (including any Patents) owned by the Company or any of its Subsidiaries, or enter into any Contract that, immediately following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any Intellectual Property of Parent or any of its Subsidiaries (excluding the Company and its current Subsidiaries);

            (ix)  subject to the limitations set forth in Section 6.1(b)(ix) of the Company Disclosure Schedule, grant a license or a covenant not to sue under any Patents owned or controlled by the Company or any of its Subsidiaries to any third party, except (A) pursuant to contractual obligations to standard setting organizations of which the Company or one of its Subsidiaries is a member as of the date hereof, or becomes a member in the ordinary course of business, that requires the licensing of such Patents; (B) nonexclusive licenses entered into in the ordinary course of business and consistent with past practices (1) ancillary to the use, sale or distribution of any of the Company's or its Subsidiaries' products or services (including to customers and resellers), or (2) to the Company's or its Subsidiaries' service providers (including suppliers or contract manufacturers) solely for the benefit of the products, services or operations of the Company or its Subsidiaries; (C) nonexclusive licenses entered into between any third party and either SD-3C LLC or Secure Content Storage Association, LLC; or (D) to the extent that, as relates to one or more third parties, the foregoing restriction would violate applicable Law;

             (x)  fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any registered Intellectual Property rights owned by and that have been issued to the Company or any of its Subsidiaries that are enforceable as of the date of this Agreement;

            (xi)  (A) enter into, modify, amend or terminate (or (where such consent is required) consent to the termination of) any material Contract outside of the ordinary course of business consistent with past practice, or release or assign any material rights or claims thereunder outside of the ordinary course of business consistent with past practice, which if so entered into, modified, amended, terminated, released or assigned would reasonably be expected to be materially adverse to any business or product line of the Company or its Subsidiaries, (B) amend, supplement, modify or waive the terms of the Company Indentures except as provided for under, and in accordance with, Section 6.22, or (C) amend, supplement, modify, waive the terms of or terminate (in whole or in part) any Company Bond Hedge Transaction or Company Warrant except as provided for under, and in accordance with, Section 6.23;

           (xii)  except in the ordinary course of business consistent with past practice: accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, materially amend, grant a waiver under or otherwise materially modify any material Real Property Lease or any Real Property Lease that would constitute a material Real Property Lease if in effect as of the date of this Agreement or (B) enter into any Real Property Lease that would constitute a material Real Property Lease if in effect as of the date of this Agreement;

          (xiii)  except for the expenditures contemplated by and consistent with the capital budget set forth in Section 6.1(b)(xiii) of the Company Disclosure Schedule (the "CapEx Budget"), plus in respect of fiscal year 2016 an additional ten percent (10%), make or authorize any capital expenditures;

          (xiv)  sell, lease, pledge, abandon, assign or otherwise dispose of, directly or indirectly, any material tangible asset or property of the Company or any of its Subsidiaries (other than (A) sales of tangible assets with a fair market value of less than $50,000,000 in the aggregate and (B) sales of the Company's products in the ordinary course of business consistent with past practice);

           (xv)  incur any material Liens (other than Permitted Liens) or material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any material loans or advances, other than (A) to the Company or any of its wholly-owned Subsidiaries; (B) performance bonds, letters of credit and similar instruments issued in the ordinary course of business consistent with past practice; (C) indebtedness for borrowed money that (1) will be paid prior to the Closing (including any related Liens), (2) do not subject the Company to material pre-payment or other penalties, (3) that is incurred in the ordinary course of business consistent with past practice and (4) is not in excess of $100,000,000 or (D) in connection with any foreign exchange transactions that are designated or non-designated forward contracts and that are entered into in the ordinary course of business consistent with past practice and not for speculative purposes;

          (xvi)  adopt or implement any stockholder rights plan, "poison pill" or similar arrangement or plan that is applicable to the Merger;

         (xvii)  other than as required by applicable Law or required by or consistent with the terms of any Benefit Plan or Foreign Benefit Plan as in effect on the date hereof, (A) increase the compensation, bonus or pension, welfare, severance, fringe or other benefits of, pay any bonus to, grant any new equity or equity-based award to, or make, amend or forgive any material loans to, any Service Provider, except for (1) increases in the ordinary course of business consistent with past practice for Service Providers below the position of vice president; provided, that the Company notifies Parent on no less often than a monthly basis of any such changes (2) grants of equity or equity-based awards permitted by Section 6.11 and (3) 2016 salary adjustments and payments or grants, as applicable, of annual cash incentive awards for fiscal years 2015 and 2016; provided, that (x) such salary adjustments shall not exceed a 4.8% increase in the aggregate payroll of the Company in effect as of the date hereof and shall furthermore be done in accordance with the chart establishing a budget by region and set forth on Section 6.1(b)(xvii) of the Company Disclosure Schedule, and (y) payment of annual cash incentive awards with respect to fiscal year 2015 shall not exceed the amount earned based on the Compensation Committee's assessment of the Company's performance so long as it does not exceed the amount accrued thus far in 2015 plus an amount for the fourth calendar quarter that is based upon an accrual rate that is no higher than the accrual rate for each of the first three calendar quarters, (B) establish, adopt, terminate or materially amend any Benefit Plan or Foreign Benefit Plan or any other compensation or benefit plan, policy, practice, arrangement or agreement with respect to any Service Provider other than employment and termination agreements with Service Providers outside the U.S. in the ordinary course of business consistent with past practice that do not materially increase benefits or administrative costs in the aggregate to the Company, (C) grant or provide any severance or termination payments or benefits to any Service Provider other than payments or benefits to Service Providers outside the U.S. in the ordinary course of business consistent with past practice that do not materially increase benefits or administrative costs in the aggregate to the Company, (D) accelerate the vesting, funding or payment of any compensation that is or may become due to any Service Provider, (E) take any action to fund or secure the payment of any amounts under any Benefit Plan or Foreign Benefit Plan, or (F) hire any Service Provider in the position of Vice President or above;

        (xviii)  other than as required by applicable Law, enter into, modify or terminate any labor or collective bargaining agreement, works council agreement, or any other labor union Contract applicable to any employee or, through negotiation or otherwise, make any material commitment or incur any material liability to any labor organization relating to any employee currently employed or who is hired after the date of this Agreement;

          (xix)  change in (A) any material respect any of the assumptions used to calculate funding or contribution obligations under any Benefit Plan or Foreign Benefit Plan or accounting methods used by the Company unless required by GAAP, SEC rules and regulations or applicable Law or (B) with respect to the Subsidiaries of the Company, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

           (xx)  file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax liability; make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or change any method of Tax accounting, except as required by Law, in each case with respect to the Company or any of its Subsidiaries.

          (xxi)  (A) settle, or offer or propose to settle any litigation or other action, claim, suit or proceeding involving or against the Company or any of its Subsidiaries (subject to Section 6.25, other than settlements that provide for insignificant ancillary ordinary course non-monetary relief and do not require payment by the Company or any of its Subsidiaries in excess of $50,000,000 in the aggregate) or (B) commence any material litigation or other action, claim, suit or proceeding other than (1) in the ordinary course of business consistent with past practice; (2) to preserve, protect or enforce Intellectual Property, other than any Patent, that is material to the Company's business; or (3) to enforce the Company's or its Subsidiaries' Patents against (a) a Company Significant Licensee, (b) a past licensee of the Company or its Subsidiaries, or (c) any other third party, but only if such third party has commenced litigation or other action, claim, suit or proceeding against the Company or its Subsidiaries for infringement of such third party's Patents;

         (xxii)  change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables;

        (xxiii)  transfer or repatriate to the United States cash, cash equivalents or liquid short or long-term investments held outside the United States if any material withholding or U.S. income taxes would be incurred in connection with such repatriation; or

        (xxiv)  enter into any Contract, commitment or arrangement to do any of the foregoing.

          (c)   During the period from the date of this Agreement until the earlier of the Unis Closing Date and the Effective Time (except (w) where a change in applicable Law requires the taking of an action otherwise prohibited by this Section 6.1(c) (and subject to the restrictions set forth in Section 6.9), (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or expressly permitted by this Agreement or (z) as set forth in the Parent Disclosure Schedule), the business of Parent and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(d) shall be deemed a breach of this Section 6.1(c) unless such action would constitute a breach of such specific provision of Section 6.1(d).

          (d)   Except (w) where a change in applicable Law requires the taking of an action otherwise prohibited by this Section 6.1(d) (and subject to the restrictions set forth in Section 6.9), (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or expressly permitted by this Agreement or (z) as set forth in the Parent Disclosure Schedule, prior to the Effective Time (or, with respect to clauses (iii), (v) and, to the extent relating to clauses (iii) and (v), (vi), prior to the earlier of the Unis Closing Date and the Effective Time), neither Parent nor any of its Subsidiaries will (and Parent will cause its Subsidiaries not to):

              (i)  amend their respective Charter Documents; provided that the Charter Documents of a Subsidiary of Parent may be amended in a way that is not material;

             (ii)  redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding shares of Parent Common Stock (except in respect of any Tax withholding or exercise price in connection with respect to equity or equity-based awards granted pursuant to Parent's equity compensation plans other than repurchases pursuant to previously announced repurchase programs), or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any of its capital stock or otherwise make any payments to stockholders of Parent in their capacity as such (other than dividends issued by Parent in the ordinary course of business consistent with past practice);

            (iii)  issue, split, combine, subdivide or reclassify any of its capital stock (other than the issuance of Parent Common Stock to Unis Union Information System Ltd. (or its designee) pursuant to the Unis Investment and issuances of Parent Common Stock pursuant to awards vesting under the Parent Equity Plans or exercise of equity-based awards granted pursuant to the Parent Equity Plans);

            (iv)  adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, file a petition in bankruptcy under any applicable Law, recapitalization or other reorganization of any such party, other than the Merger;

             (v)  subject to any obligations arising from Section 6.9, acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interest thereof or therein, tangible assets comprising a business or division thereof (whether by merger, amalgamation, consolidation or other business combination, acquisition or sale of assets, acquisition or sale of share capital, tender offer or exchange offer or similar transaction), other than (A) acquisitions, sales or dispositions among Parent and any of its Subsidiaries, (B) acquisitions of or strategic investments in any Person or division thereof, or any equity interest therein, (1) as to which the aggregate consideration for all such acquisitions or investments (including the value of any of Parent's capital stock or equity awards granted in connection therewith) does not exceed $500,000,000 and (2) that would not reasonably be expected to (I) cause any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act and other Antitrust Laws or CFIUS, or the expiration or termination of any applicable waiting period thereof or (II) otherwise materially delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby or (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $500,000,000; or

            (vi)  enter into any Contract, commitment or arrangement to do any of the foregoing.

        Section 6.2    Access to Information.

          (a)   The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants, agents, advisors and other authorized representatives ("Representatives") of Parent reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, the Company and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to obtain any required consents and take such other actions (such as entering into joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege) to permit such disclosure and (2) nothing herein shall authorize Parent or its Representatives to undertake any invasive environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement prior to the Effective Time. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company's Representatives (as defined in the Confidentiality Agreement). Each of Parent and Merger Sub and their respective Affiliates agrees to comply in all material respects with applicable Law with respect of the protection of any Company Employment Data.

          (b)   Until the Unis Closing Date, Parent shall (and shall cause each of its Subsidiaries to) afford to Representatives of the Company reasonable access, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Parent or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by Parent or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, Parent and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to obtain any required consents and take such other actions (such as entering into joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege) to permit such disclosure and (2) nothing herein shall authorize the Company or its Representatives to undertake any invasive environmental investigations or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement prior to the Effective Time. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of Parent, its Subsidiaries and Parent's Representatives (as defined in the Confidentiality Agreement).

        Section 6.3    Company Board Recommendation; Company Acquisition Proposals.

          (a)   Except as expressly permitted by this Section 6.3, the Company will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and the Company will use its reasonable best efforts to cause the Company's and its Subsidiaries' respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (ii) participate or engage in any negotiations, inquiries or discussions with any Third Parties with respect to any Company Acquisition Proposal, (iii) in connection with any actual or potential Company Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning the Company's or its Subsidiaries' business or properties or afford any Third Party access to its or its Subsidiaries' properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to a Company Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to the Company's stockholders any Company Acquisition Proposal. The Company will, and will cause its Subsidiaries and their respective officers, directors and employees to, and the Company will use its reasonable best efforts to cause the Company's and its Subsidiaries' respective other Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. The Company acknowledges and agrees that, in the event any officer, director or employee of the Company or any of its Subsidiaries takes any action that if taken by the Company would be a breach of this Section 6.3, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.3) by the Company.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Company Stockholder Approval, the Company receives a bona fide unsolicited written Company Acquisition Proposal that did not result from a material breach of this Section 6.3, the Company, its Subsidiaries and their Representatives may, prior to the Company Stockholder Approval, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with the Company that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement, which agreement may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3 (a "Company Acceptable Confidentiality Agreement")) making such Company Acquisition Proposal and their respective Representatives and potential sources of financing, if the Company's board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company a Company Acquisition Proposal that is, or would reasonably be expected to lead to, a Company Superior Proposal.

          (c)   The Company will as promptly as reasonably practicable (and in any event within forty-eight (48) hours after receipt) (i) notify Parent of the receipt by the Company of any Company Acquisition Proposal and (ii) provide Parent with a copy of such Company Acquisition Proposal (if written), or a summary of the material terms and conditions of such Company Acquisition Proposal (if oral), including the identity of the Person making such Company Acquisition Proposal. The Company shall notify Parent, in writing, of (A) any determination by the Company's board of directors that a Company Acquisition Proposal constitutes or would reasonably be expected to lead to, a Company Superior Proposal or (B) any decision of its board of directors as to whether to participate in discussions or negotiations or furnish non-public information with respect to the Company or its Subsidiaries to any Person in response to a Company Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached or decision was made (and in any event no later than twenty-four (24) hours after such determination was reached or decision was made). The Company will (I) keep Parent informed as promptly as practicable with respect to any changes to the material terms of a Company Acquisition Proposal submitted to the Company (and in any event within forty-eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Company Acquisition Proposal and (II) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent.

          (d)   Subject to Section 6.3(e), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly:

              (i)  (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Company Acquisition Proposal, (C) solely if a Company Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Company Board Recommendation within ten (10) Business Days following a written request to do so by Parent or (D) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clause (A), (B), (C) or (D) being referred to as a "Company Change of Recommendation"); or

             (ii)  approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement (A) constituting or relating to any Company Acquisition Proposal or (B) requiring the Company to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement, in each case other than a Company Acceptable Confidentiality Agreement.

          (e)   Notwithstanding Section 6.3(d), prior to the Company Stockholder Approval, the Company's board of directors may, if the Company's board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company's directors under applicable Law (i) in the case of a Company Intervening Event, make a Company Change of Recommendation or (ii) with respect to a Company Superior Proposal, which Company Superior Proposal did not result from a material breach of this Section 6.3 by the Company or its Representatives, make a Company Change of Recommendation, approve or recommend a Company Superior Proposal, terminate this Agreement pursuant to Section 8.1(c)(ii), and enter into a definitive written agreement providing for such Company Superior Proposal concurrently with the termination of this Agreement; provided, that:

              (i)  the Company notifies Parent in writing at least four (4) Business Days in advance of taking such action (such period, the "Company Notice Period") that the Company intends to take such action, which notice must specify the reasons for taking such action and, in the event of a Company Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Company Notice Period, the Company shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify Parent of such modification, at which time a new Company Notice Period shall commence), and in the event of a Company Intervening Event, a reasonable description of such Company Intervening Event;

             (ii)  prior to taking such action, the Company shall, and shall cause its Representatives to, during the Company Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company to take such action; and

            (iii)  Parent shall not have proposed in writing at or prior to the conclusion of the Company Notice Period any modifications or revisions to the terms of this Agreement, which modifications or revisions (provided the Company has received a definitive agreement in respect of the Company Superior Proposal that would, upon the Company's acceptance, be binding on the parties thereto) shall be evidenced by an offer to amend this Agreement that would, upon the Company's acceptance, be binding on the parties hereto, and, if applicable, revisions to the terms of the Debt Commitment Letter and the Debt Financing Agreements, to provide for terms which the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, (A) would cause the Company Superior Proposal to no longer constitute a Company Superior Proposal, if applicable, or (B) if the proposed Company Change of Recommendation is in response to a Company Intervening Event, that the failure to make a Company Change of Recommendation would not reasonably be expected to be inconsistent with the fiduciary duties of the Company's directors under applicable Law.

          (f)    Nothing in this Agreement shall prohibit the Company's board of directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of the Company that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors' fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to a Company Acquisition Proposal shall be deemed to be a Company Change of Recommendation unless (A) the board of directors of the Company expressly reaffirms the Company Board Recommendation in such disclosure or (B) such disclosure is a "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.3(f) shall not be deemed to permit the Company's board of directors to make a Company Change of Recommendation or take any of the actions referred to in Section 6.3(e), except, in each case, to the extent permitted by Section 6.3(e).

        Section 6.4    Parent Board Recommendation; Parent Acquisition Proposals.     This Section 6.4 shall be in effect only if the Parent Stockholder Approval is required.

          (a)   Except as expressly permitted by this Section 6.4, Parent will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and Parent will use its reasonable best efforts to cause Parent's and its Subsidiaries' respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal, (ii) participate or engage in any negotiations, inquiries or discussions with any Third Parties with respect to any Parent Acquisition Proposal, (iii) in connection with any actual or potential Parent Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning Parent's or its Subsidiaries' business or properties or afford any Third Party access to its or its Subsidiaries' properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to a Parent Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to Parent's stockholders any Parent Acquisition Proposal. Parent will, and will cause its Subsidiaries and their respective officers, directors and employees to, and Parent will use its reasonable best efforts to cause Parent's and its Subsidiaries' respective other Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. Parent acknowledges and agrees that, in the event any officer, director or employee of Parent or any of its Subsidiaries takes any action that if taken by Parent would be a breach of this Section 6.4, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.4) by the Company.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Parent Stockholder Approval, Parent receives a bona fide unsolicited written Parent Acquisition Proposal that did not result from a material breach of this Section 6.4, Parent, its Subsidiaries and their Representatives may, prior to the Parent Stockholder Approval, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Parent that contains provisions that in the aggregate are no less favorable to Parent than those contained in the Confidentiality Agreement, which agreement may not provide for an exclusive right to negotiate with Parent and may not restrict Parent from complying with this Section 6.4 (a "Parent Acceptable Confidentiality Agreement")) making such Parent Acquisition Proposal and their respective Representatives and potential sources of financing, if Parent's board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Parent a Parent Acquisition Proposal that is, or would reasonably be expected to lead to, a Parent Superior Proposal.

          (c)   Parent will as promptly as reasonably practicable (and in any event within forty-eight (48) hours after receipt) (i) notify the Company of the receipt by Parent of any Parent Acquisition Proposal and (ii) provide the Company with a copy of such Parent Acquisition Proposal (if written), or a summary of the material terms and conditions of such Parent Acquisition Proposal (if oral), including the identity of the Person making such Parent Acquisition Proposal. Parent shall notify the Company, in writing, of (A) any determination by the Parent's board of directors that a Parent Acquisition Proposal constitutes or would reasonably be expected to lead to, a Parent Superior Proposal, or (B) any decision of its board of directors as to whether to participate in discussions or negotiations or furnish non-public information with respect to Parent or its Subsidiaries to any Person in response to a Parent Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached or decision was made (and in any event no later than twenty-four (24) hours after such determination was reached or decision was made). Parent will (I) keep the Company informed as promptly as practicable with respect to any changes to the material terms of a Parent Acquisition Proposal submitted to Parent (and in any event within forty-eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Parent Acquisition Proposal and (II) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of Parent to any such Person, provide such information to the Company (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to the Company.

          (d)   Subject to Section 6.4(e) and Section 6.4(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Parent nor any committee thereof shall, directly or indirectly:

              (i)  (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation, (B) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Parent Acquisition Proposal, (C) solely if a Parent Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Parent Board Recommendation within ten (10) Business Days following a written request to do so by the Company or (D) unless the Unis Closing Date has occurred prior to Parent Stockholder Meeting, fail to include the Parent Board

    Recommendation in the Proxy Statement (any action described in clause (A), (B), (C) or (D) being referred to as a "Parent Change of Recommendation"); or

             (ii)  approve or recommend, or publicly propose to approve or recommend, or allow Parent to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement (A) constituting or relating to any Parent Acquisition Proposal or (B) requiring Parent to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement, in each case other than a Parent Acceptable Confidentiality Agreement.

          (e)   Notwithstanding Section 6.4(d), prior to the Parent Stockholder Approval, Parent's board of directors may, if Parent's board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Parent's directors under applicable Law (i) in the case of a Parent Intervening Event, make a Parent Change of Recommendation or (ii) with respect to a Parent Superior Proposal, which Parent Superior Proposal did not result from a material breach of this Section 6.4 by Parent or its Representatives, make a Parent Change of Recommendation, approve or recommend a Parent Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii), and enter into a definitive written agreement providing for such Parent Superior Proposal concurrently with the termination of this Agreement; provided, that:

              (i)  Parent notifies the Company in writing at least four (4) Business Days in advance of taking such action (such period, the "Parent Notice Period") that Parent intends to take such action, which notice must specify the reasons for taking such action and, in the event of a Parent Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Parent Notice Period, Parent shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify the Company of such modification, at which time a new Parent Notice Period shall commence), and in the event of a Parent Intervening Event, a reasonable description of such Parent Intervening Event;

             (ii)  prior to taking such action, Parent shall, and shall cause its Representatives to, during the Parent Notice Period negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for Parent to take such action; and

            (iii)  the Company shall not have proposed in writing at or prior to the conclusion of the Parent Notice Period any modifications or revisions to the terms of this Agreement, which modifications or revisions (provided Parent has received a definitive agreement in respect of the Parent Superior Proposal that would, upon Parent's acceptance, be binding on the parties thereto) shall be evidenced by an offer to amend this Agreement that would, upon Parent's acceptance, be binding on the parties hereto, to provide for terms which the board of directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisors, (A) would cause the Parent Superior Proposal to no longer constitute a Parent Superior Proposal, if applicable, or (B) if the proposed Parent Change of Recommendation is in response to a Parent Intervening Event, that the failure to make a Parent Change of Recommendation would not reasonably be expected to be inconsistent with the fiduciary duties of Parent's directors under applicable Law.

          (f)    Nothing in this Agreement shall prohibit Parent's board of directors from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of Parent that the board of directors of Parent determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors' fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to a Parent Acquisition Proposal shall be deemed to be a Parent Change of Recommendation unless (A) the board of directors of Parent expressly reaffirms the Parent Board Recommendation in such disclosure or (B) such disclosure is a "stop, look and listen" communication to the stockholders of Parent pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.4(f) shall not be deemed to permit Parent's board of directors to make a Parent Change of Recommendation or take any of the actions referred to in Section 6.4(e), except, in each case, to the extent permitted by Section 6.4(e).

        Section 6.5    Employee Benefits.

          (a)   For the benefit of employees of the Company and its Subsidiaries employed as of the Effective Time (the "Employees"), for a period of twelve (12) months following the Effective Time (or, if shorter, during an Employee's period of employment) and subject to the applicable Law of each jurisdiction where such Employee is located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each Employee compensation and benefits (exclusive of equity incentive compensation) that are substantially comparable in the aggregate to the salary and benefits in effect for the Employee immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Employee a right to continued employment with Parent, the Surviving Corporation or their Affiliates or continued receipt of any specific employee benefit.

          (b)   As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Plans and Foreign Benefit Plans.

          (c)   With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the "Parent Plans"), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting and accrual of benefits (solely, with respect to accrual, for purposes of determining vacation and severance benefits), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent permitted by applicable Law and the terms of the applicable Parent Plan and waived or not included under the corresponding Benefit Plan or Foreign Benefit Plan. Parent agrees to use commercially reasonable efforts to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan or Foreign Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan to the extent permitted by applicable Law and the terms of the applicable Parent Plan and subject to the approval of the relevant insurer (but not including with respect to exclusions, maximums or waiting periods that have not been satisfied as of the Closing Date or those under insured plans that shall not be credited, waived or otherwise applicable by the respective insurer).

          (d)   The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Foreign Benefit Plan or Parent Plans or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 6.5 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Subsidiary or the Company or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.

          (e)   With respect to the annual cash incentive awards for fiscal year 2016, Parent shall, or shall cause the Surviving Corporation to, pay out such awards in the ordinary course of business consistent with past practice based upon actual performance and prorated through the Closing Date; provided, that in the event an Employee's employment is terminated by the Surviving Corporation other than for grounds constituting "cause", as defined in Section 6.1(b)(xvii) of the Company Disclosure Schedule, such bonus shall be paid no later than thirty (30) days following such termination.

        Section 6.6    Publicity.     The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided that the Company will no longer be required to obtain the prior approval of or consult with Parent in connection with any such press release or public announcement if the Company's board of directors has effected a Company Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f); provided, further, that Parent will no longer be required to obtain the prior approval of or consult with the Company in connection with any such press release or public announcement if Parent's board of directors has effected a Parent Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(f).

        Section 6.7    Directors' and Officers' Insurance and Indemnification.

          (a)   From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of their respective present or former Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the bylaws of the Company and the Surviving Corporation, and the Surviving Corporation shall, Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the bylaws of the Company and the Surviving Corporation. After the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a "D&O Indemnitee"), as provided in the Company's or the applicable Subsidiaries' respective certificate of incorporation and bylaws (or comparable organizational or governing documents) or in any agreement between such D&O Indemnitee, on one hand, and the Company or its Subsidiaries, on the other hand, in effect as of the date hereof. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor their respective obligations under this Section 6.7(a).

          (b)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current D&O Insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies; provided, however, that the Company shall not, and Parent shall not be required to cause the Surviving Corporation to, pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage reasonably available, with respect to matters occurring at or prior to the Effective Time, for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current D&O Insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies, or (ii) Parent will cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company's D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best coverage reasonably available; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage reasonably available, with respect to matters occurring at or prior to the Effective Time, for a cost not exceeding such amount.

          (c)   This Section 6.7 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

          (d)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving

  Corporation or their respective successors or assigns, as the case may be, assume their respective obligations set forth in this Section 6.7.

        Section 6.8    Company Stockholder Meeting; Parent Stockholder Meeting; Proxy Statement/Prospectus Registration Statement.

          (a)   So long as the Company's board of directors shall not have effected a Company Change of Recommendation, the Company shall take all action necessary in accordance with applicable Law, its organizational documents and Nasdaq Rules to call, give notice of, establish a record date for, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the "Company Stockholder Meeting"), as soon as reasonably practicable following the date hereof (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Company Stockholder Approval; provided that the Company may postpone or adjourn the Company Stockholder Meeting only if and to the extent the Company's board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel and Parent, that (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a written request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Company Stockholder Meeting as soon as practical or (ii) it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting to give its stockholders sufficient time to evaluate any information or disclosure that the Company has sent to its stockholders; provided, further that (A) nothing in clauses (i) or (ii) shall permit any postponement or adjournment to a date on or after thirty (30) Business Days prior to the Termination Date and (B) subject to the foregoing clause (A), the Company shall be permitted to postpone or adjourn the Company Stockholder Meeting pursuant to clauses (i) or (ii) only once and only for up to fifteen (15) Business Days.

          (b)   So long as Parent's board of directors shall not have effected a Parent Change of Recommendation and the Unis Investment has not closed, Parent shall take all action necessary in accordance with applicable Law, its organizational documents and Nasdaq Rules to call, give notice of, establish a record date for, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the "Parent Stockholder Meeting"), as soon as reasonably practicable following the date hereof (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Parent Stockholder Approval; provided that Parent may postpone or adjourn the Parent Stockholder Meeting only if and to the extent Parent's board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel and the Company, that (i) Parent is required to postpone or adjourn the Parent Stockholder Meeting by applicable Law or a written request from the SEC or its staff and Parent uses its reasonable best efforts to hold or resume the Parent Stockholder Meeting as soon as practical or (ii) it is required by applicable Law to postpone or adjourn the Parent Stockholder Meeting to give its stockholders sufficient time to evaluate any information or disclosure that Parent has sent to its stockholders; provided, further that (A) nothing in clauses (i) or (ii) shall permit any postponement or adjournment to a date on or after thirty (30) Business Days prior to the Termination Date and (B) subject to the foregoing clause (A), Parent shall be permitted to postpone or adjourn the Parent Stockholder Meeting pursuant to clause (i) or (ii) only once and only for up to fifteen (15) Business Days.

          (c)   As promptly as practicable after the execution of this Agreement but, in any event, no later than thirty-five (35) Business Days following the date of this Agreement (i) the Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement/Prospectus will be included) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger and (iii) the Company shall furnish the information required to be provided to its stockholders pursuant to the DGCL and the Exchange Act. Parent and the Company shall provide each other with any information which may be reasonably required by clauses (i) through (iii) of the foregoing. Subject to Section 6.3, the Proxy Statement/Prospectus shall include (A) a statement to the effect that the board of directors of the Company has determined that this Agreement and the Merger are fair to, advisable and in the best interest of the Company's Stockholders and (B) the recommendation of the board of directors of the Company in favor of approval and adoption of this Agreement. Subject to Section 6.4, and for so long as the Unis Investment has not closed, the Proxy Statement/Prospectus shall include (1) a statement to the effect that the board of directors of Parent has determined that this Agreement and the Merger are fair to, advisable and in the best interest of the Company's Stockholders and (2) the recommendation of the board of directors of Parent in favor of approval of the Share Issuance. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing (including by responding to comments of the SEC), and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby, and, prior to the effective date of the Registration Statement, Parent shall take all action reasonably required to be taken under all necessary state securities Laws or "blue sky" notice requirements in connection with the issuance of shares of Parent Common Stock as part of the Merger Consideration. Each of Parent and the Company will respond promptly to any comments from the SEC. Each of Parent and the Company will notify the other promptly upon the receipt of any comments or requests from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement or the Proxy Statement/Prospectus, and Parent shall notify the Company promptly of the time when the Registration Statement has become effective. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and reasonably cooperate in filing with the SEC or its staff, or mailing to stockholders of the Company and stockholders of Parent, as applicable, such amendment or supplement. Each party shall reasonably cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Proxy Statement/Prospectus shall include the recommendation of the Company's board of directors (unless there has been a Company Change of Recommendation) that the Company's stockholders approve this Agreement and unless and until the Unis Closing Date has occurred, the recommendation of Parent's board of directors (unless there has been a Parent Change of Recommendation) that Parent's stockholders approve the Share Issuance.

          (d)   The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting or the

  Parent Stockholder Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          (e)   Each of Parent and Merger Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting or the Parent Stockholder Meeting any fact or event relating to Parent or Merger Sub or any of their Affiliates that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein. Parent agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        Section 6.9    Reasonable Best Efforts.

          (a)   Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by any other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within fifteen (15) Business Days of the date of this Agreement, (ii) the draft Form CO with the European Commission shall be made as soon as practicable and no later than within forty-five (45) calendar days of the date of this Agreement, and in that regard the Company shall provide to Parent all information and documentary materials required by the applicable Form CO and/or reasonably requested by Parent in connection with the draft Form CO as promptly as practicable and unless otherwise agreed by the parties no later than within five (5) Business Days after the date hereof and (iii) for any other applicable Antitrust Laws will be made (with the relevant notification forms or a draft thereof for jurisdictions where submission of a draft prior to formal notification is appropriate) within forty five (45) calendar days of the date of this Agreement and provided, further, that in the case of clause (iii), if a party is not prepared to file within such period, such party's senior executives shall discuss the reasons for the failure to meet such deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be required or reasonably requested in connection with any Antitrust Law. Parent shall have the right to direct, lead and make final decisions regarding (A) all communications with any Governmental Entity and (B) timing and strategy with respect to all consents, clearances and approvals required under or in connection with to the HSR Act and any other Antitrust Laws in connection with the transactions contemplated hereby, subject to prior consultation with, and good faith consideration of the views of, the Company. Without limiting the foregoing, the parties agree to (1) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (2) give each other an opportunity to participate in each of such meetings, (3) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (4) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (5) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (6) provide each other with copies of all substantive written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to use their respective reasonable best efforts to enable the expiration of all waiting periods, and to obtain any consents, clearances, or approvals required, under or in connection with the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal, state, or foreign law, regulation, or decree designed to prohibit, restrict, or regulate acquisitions that may substantially limit competition, monopolization, or restraints of trade (collectively "Antitrust Laws"), including by: (x) promptly complying with or modifying any requests for additional information by any Governmental Entity, (y) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby, and (z) if necessary to obtain clearance by any Governmental Entity before the Termination Date (subject to Parent's right to direct the antitrust process in the second sentence of this Section 6.9(a)) offering, negotiating, committing to, and effecting the sale, divestiture, license, hold separate, or other disposition of share capital, assets, rights (including intellectual property rights), technology, products, or businesses (collectively, "Assets") of Parent, the Company and their respective Subsidiaries and any other restrictions on or requirements applicable to the activities of Parent, the Company and their respective Subsidiaries, in each case only to the extent consistent with and required by the obligation to use reasonable best efforts; provided that in no event shall Parent be required to agree to the divestiture of any Assets other than Assets of the Company and its Subsidiaries that collectively generated revenues for the year ended December 29, 2013, not in excess of $250 million in the aggregate; provided, further, that the Company shall not and shall cause its Subsidiaries not to take any of the actions in clause (z) without the prior written consent of Parent.

          (b)   Subject to the terms hereof, and except with regard to the Antitrust Laws and the DPA which shall be governed by Section 6.9(a) and Section 6.20, the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

              (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

             (ii)  obtain from any Governmental Entity or any other Third Party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

            (iii)  as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Merger required under any applicable Law; and

            (iv)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

          (c)   During the period from the date of this Agreement until the Effective Time (except (i) as may be required by Law, (ii) with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) as contemplated or permitted by this Agreement), none of Parent, the Company, or any of their respective Subsidiaries will acquire, or agree to acquire, any corporation, partnership or other business organization or equity interest therein or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) or to undertake any joint venture or other business combination transaction that would reasonably be expected to (A) cause any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act and other Antitrust Laws or, if applicable, CFIUS, or the expiration or termination of any applicable waiting period thereof, or (B) otherwise materially delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby.

        Section 6.10    401(k) Plans.     The board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the "Company 401(k) Plans"), effective as of the day prior to the Closing Date. The Company shall provide Parent with a reasonable opportunity to review and comment, in advance of any adoption or corporate action, on any such resolutions or corporation actions. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent's applicable 401(k) plan (the "Parent 401(k) Plan"), permit eligible Employees who are then actively employed to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance distributed to such Employees from the Company 401(k) Plans to the Parent 401(k) Plan.

        Section 6.11    ESPPs.     ESPPs shall continue to be operated in accordance with their terms and past practice; provided that immediately prior to the Closing all outstanding purchase rights for the Purchase Interval (as defined in the ESPPs) then in effect will be automatically exercised by applying all participant payroll deductions to the purchase of whole shares of Company Common Stock at a price determined pursuant to Section VII.I of each of the ESPPs. The Company shall use its best efforts to notify each participant in writing, at least ten (10) days prior to the Closing Date, and participants shall have the right, following such notice, to terminate their purchase rights prior to the Closing Date.

        Section 6.12    Section 16 Matters.     Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Stock, Company Stock Options and Company Restricted Stock Units pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Converted Parent Options and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Each of the parties hereto shall provide the other party with a reasonable opportunity to review and comment, in advance of any adoption, on any such resolution.

        Section 6.13    Filing of Form S-8; Listing of Additional Shares.     Parent agrees to file to the extent necessary or required no later than five (5) Business Days following the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable with respect to Converted RSUs and Converted Parent Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted RSUs and Converted Parent Options assumed in accordance with this Agreement remain outstanding. Parent shall also use its commercially reasonable efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the conversion of the Company Stock Options into Converted Parent Options and the conversion of the Company Restricted Stock Units into Converted RSUs and under the Laws of the State of Delaware and Parent's certificate of incorporation in order to duly authorize the grant of such rights to subscribe for shares in its share capital and the Company shall furnish to Parent any information concerning the Company and holders of the Company Restricted Stock Units and the Company Stock Options as may be reasonably requested by Parent in connection with any such action.

        Section 6.14    [RESERVED].

        Section 6.15    Notification of Certain Matters.     The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger and the transactions contemplated hereby, (b) any written communication to or from any Governmental Entity in connection with the Merger and the transactions contemplated hereby (other than such communications contemplated by Section 6.9, which shall be governed by such Section) or (c) any actions, claims, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Merger or the transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable).

        Section 6.16    Obligations of Merger Sub.     Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

        Section 6.17    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

        Section 6.18    Financing.     Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof (including, as necessary, any "market flex" provisions related thereto). In furtherance and not in limitation of the foregoing:

          (a)   Parent shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, replacement, modification or waiver (i) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid) or original issue discount (unless (A) the Debt Financing is increased by a corresponding amount or (B) the Company, Parent or Merger Sub have a corresponding amount of available cash on hand (including from the issuance of any equity or equity linked security) such that the representation set forth in Section 5.10 will still be true and correct) or (ii) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (A) delay (taking into account the Marketing Period) or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (B) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, in each case, relating to the funding thereunder (provided, that Parent may (1) amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities and (2) implement or exercise the "flex" provisions contained in one or more fee letters related to the Debt Financing). Parent shall promptly deliver to the Company true and complete copies of any such amendment, modification or replacement. For purposes of this Section 6.18(a), references to "Debt Financing" shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended or modified by this Section 6.18(a) and references to "Debt Financing" or "Debt Commitment Letter" shall include such documents as permitted to be amended or modified by this Section 6.18(a).

          (b)   Parent shall use its reasonable best efforts (i) to maintain in effect the Debt Commitment Letter except to the extent (x) there is a reduction of commitments in respect of the Debt Financing in an amount equal to the gross cash proceeds received by Parent or any of its domestic subsidiaries from the issuance of debt securities or incurrence of loans in accordance with the terms of the Debt Commitment Letter and (y) any of the commitments under the Debt Commitment Letter are replaced with definitive Debt Financing Agreements (any such commitment reduction, a "Permitted Debt Commitment Letter Reduction"), (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the "Debt Financing Agreements") on the terms and conditions contained in the Debt Commitment Letter (including, as necessary, any "market flex" provisions related thereto), (iii) to satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the amount of the Debt Financing necessary to pay the aggregate amount of the aggregate Cash Consideration at the Closing that are within its control (but excluding any condition where the failure to be so satisfied is a direct result of the Company's failure to furnish information as required under Section 6.19 or the Company's breach of any of its other obligations under Section 6.19) and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (iv) to enforce its rights under the Debt Commitment Letter, including to cause the Financing Sources to fund on the Closing Date the Debt Financing and (v) to comply with its obligations under the Debt Commitment Letter. In each case promptly upon the Company's request, Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing and promptly provide to the Company at its request copies of all substantially final drafts and executed definitive agreements for the Debt Financing.

          (c)   Parent agrees to notify the Company reasonably promptly, and in any event within three (3) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Parent becomes aware of any breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreement, (iii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter, (iv) Parent receives any written notice or other written communication from any Person with respect to any actual breach, default, termination or repudiation by any party to any Debt Commitment Letter or any Debt Financing Agreement or (v) Parent determines in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to pay the aggregate Alternate Cash Consideration or Base Cash Consideration, as applicable; provided, that in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by the foregoing clauses (i) through (iv) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege. Without limiting Parent's other obligations under this Section 6.18, if the commitments with respect to all or any portion of the Debt Financing expire or are terminated (other than as a result of a Permitted Debt Commitment Letter Reduction) or all or any portion of the Debt Financing otherwise becomes unavailable, then Parent shall (i) promptly notify the Company of such event and the reasons therefor, (ii) use reasonable best efforts to obtain alternative financing from the same or alternative financing sources in an amount sufficient to pay all amounts required to paid in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (the "Alternative Debt Financing"), and (iii) obtain, and when obtained, provide the Company with a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing (each, a "New Debt Commitment Letter"), together with all related fee letters (solely in the case of the fee letters, with only (A) the fee amounts, yield or interest rate caps, and original issue discount amounts and (B) "flex", "securities" demand terms, other economic terms and other commercially sensitive terms, in each case under this clause (B) that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under such financing, contained therein redacted). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to "fee letter" shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect.

          (d)   Notwithstanding any other provision in this Agreement, Parent may substitute the net cash proceeds received by Parent after the date hereof and prior to the Closing from consummated debt offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Debt Financing by reducing commitments under the Debt Commitment Letter; provided, that (i) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the transactions contemplated by this Agreement on the Closing Date, the termination of this Agreement or the Termination Date as applicable (as it may be extended in accordance with Section 8.1(b)(i)), (ii) such offering or other incurrence of debt does not result in a breach or default under, or violation of, the Debt Commitment Letter (to the extent it remains in effect following such substitution), (iii) the aggregate amount of the Debt Financing committed under the Debt Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, and (iv) the proceeds of such debt offerings or other incurrences have been received by Parent or a wholly-owned subsidiary of Parent in cash (any such debt financing which satisfies the foregoing clauses (i), (ii), (iii) and (iv), the "Replacement Debt"). Parent shall promptly notify the Company of such substitution and reduction and promptly provide to the Company true, correct and complete copies of each amendment or modification to the Debt Commitment Letter relating thereto and the definitive documentation in respect of such consummated debt offering or other incurrences of debt (provided that solely in the case of any fee letters, (A) the fee amounts, yield or interest rate caps, and original issue discount amounts and (B) "flex", "securities" demand terms, other economic terms and other commercially sensitive terms, in each case under this clause (B) that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under such financing, contained therein may be redacted). Further, Parent may substitute commitments in respect of other debt financing for all or any portion of the Debt Financing from the same and/or alternative bona fide Third Party financing sources so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are no less favorable to the Company than the conditions precedent set forth in Section 5 of and Annex V to the Debt Commitment Letter, (ii) such substitution would not reasonably be expected to delay or prevent or make less likely the funding of the Debt Financing or such other debt financing on the Closing Date, and (iii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to the Company than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt financing which satisfies the foregoing clauses (i), (ii) and (iii), the "Replacement Commitments", and together with any Replacement Debt, the "Replacement Financing"; the definitive documentation for any such Replacement Financing, the "Replacement Financing Documents" and any commitment letter in respect of any such Replacement Financing, the "Replacement Financing Commitment Letter"); provided that (A) such Replacement Financing does not result in a breach or default under, or violation of, the Debt Commitment Letter (to the extent it remains in effect following such substitution), (B) the aggregate amount of the debt financing committed under the Debt Commitment Letter following such substitution and committed under any Replacement Financing Commitment Letter, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement. Parent shall promptly provide the Company true, correct and complete copies of each such amendment or modification to the Debt Commitment Letter relating thereto and the Replacement Financing Documents and any Replacement Financing Commitment Letter (and drafts thereof shall be made available to the Company prior to any such substitution) (provided that solely in the case of any fee letters, (x) the fee amounts, yield or interest rate caps, and original issue discount amounts and (y) "flex",

  "securities" demand terms, other economic terms and other commercially sensitive terms, in each case under this clause (y) that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under such financing, contained therein may be redacted). In the event Replacement Financing is obtained, (i) any reference in this Agreement to the "Debt Financing" shall include the Replacement Debt and any debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, as applicable, (ii) any reference in this Agreement to the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter which is not superseded by a Replacement Financing Commitment Letter at the time in question and each Replacement Financing Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to "fee letter" shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by any Replacement Financing Commitment Letter at the time in question and each Replacement Financing Commitment Letter to the extent then in effect.

          (e)   Notwithstanding anything to the contrary contained herein, Parent's obligations under this Agreement are not subject to a condition regarding Parent's or any of its Affiliates' obtaining funds to consummate the Merger and the transactions contemplated by this Agreement, including any payments (if any) required to be made in connection with the transactions contemplated by this Agreement to any holder of the convertible senior notes issued under the Company Indentures in accordance with the terms of the Company Indentures.

        Section 6.19    Financing Cooperation.

          (a)   Subject to Section 6.19(b), (c) and (d), prior to the Closing Date, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and Representatives to provide, to Parent all cooperation reasonably requested by Parent in connection with the Debt Financing, including:

              (i)  (A) making senior management and (if necessary and appropriate) Representatives of the Company and its Subsidiaries available to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Debt Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies and reasonably cooperating with the marketing or solicitation efforts of Parent or its Financing Sources, in each case as reasonably requested by Parent and reasonably required in connection with the Debt Financing, and (B) reasonably assisting with the preparation of customary materials for rating agency presentations, lender and investor presentations, road show presentations, offering memoranda, registration statements, private placement memoranda, prospectuses, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing, in each case, as may be reasonably requested by Parent (the documents referred to in this clause (B), collectively, "Syndication and Offering Materials");

             (ii)  preparing and furnishing to Parent the Financing Information and all other pertinent information and disclosures regarding the Company and its Subsidiaries as may be reasonably requested by Parent and necessary to permit the consummation of the Debt Financing;

            (iii)  reasonably cooperating with Parent in the preparation of customary pro forma financial statements to be included in Syndication and Offering Materials, provided that Parent shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the Merger and the other transactions contemplated herein;

            (iv)  instructing the Company's independent auditors to cooperate with the Debt Financing consistent with their customary practice including by (A) participating in a reasonable number of drafting sessions and customary assistance with the due diligence activities of Parent and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions) and (B)(1) permitting the use of their audit opinion in customary offering documents relating to the Debt Financing in which audited financial statements of the Company and its Subsidiaries are included, including, in the event that the Debt Financing includes a registered offering of debt securities by Parent or a wholly-owned subsidiary of Parent, delivering customary consents of such independent accountants of the Company and its Subsidiaries for use of their audit opinion in such registration statement, and (2) delivering drafts of customary "comfort" letters of independent accountants of the Company and its Subsidiaries (which shall include customary "negative assurance" comfort), which such accountants would be prepared to issue at the time of pricing and at closing of an offering of debt securities that is part of the Debt Financing, upon completion of customary procedures, in each case, as necessary and customary for financings similar to the Debt Financing; and

             (v)  to the extent reasonably requested by Parent in connection with the Debt Financing, (A) assisting in the preparation of, and execution and delivery of, any customary credit agreements, pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates and related deliverables relating to the Debt Financing, and other certificates or documents as may be reasonably requested by Parent, (B) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents including title insurance and title affidavits and assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities that are pledged under the Debt Financing and original stock powers executed in blank (or local equivalents) to the parties to the Debt Financing (including providing copies thereof prior to the Closing Date, provided that no pledge should be effective until the Closing and the delivery of any such original stock certificates and other certificated securities and original stock powers shall be delivered in escrow pending release at Closing), (C) subject to the occurrence of the Effective Time, taking all corporate actions necessary to permit consummation of the Debt Financing and (D) at least five (5) Business Days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by the Financing Sources and the Financing Sources reasonably determine is required by applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to Closing.

          (b)   Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or its Subsidiaries, as applicable, in connection with the cooperation of the Company and its Subsidiaries, as applicable, contemplated by this Section 6.19. Parent shall indemnify and hold harmless the Company and Subsidiaries (and their respective Representatives) (collectively, the "Financing Indemnitees") from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than historical information relating to the Company and its Subsidiaries prepared by the Company or its Subsidiaries that is provided by the Company to Parent in writing specifically for use in any Syndication and Offering Materials), in each case except to the extent such losses, damages, claims, costs or expenses arise from the bad faith, fraud or willful misconduct of the Company or its Subsidiaries, as finally determined by a court of competent jurisdiction.

          (c)   Notwithstanding anything in this Agreement to the contrary, (i) none of the Company nor any of its Subsidiaries or their respective directors or officers or other Representatives shall be required to take any action that would (A) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation, in each case in connection with the Debt Financing or its cooperation in connection therewith prior to the Effective Time, (D) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the organizational documents of the Company or any of its Subsidiaries (in each case that are not contingent on the Effective Time) or any applicable Laws or (F) adopt resolutions or execute consents to approve or authorize the Debt Financing or any supplemental indentures or other documentation referred to in Section 6.22(a); provided that this clause (F) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Effective Time by any persons that shall remain or will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time; and (ii) any documentation executed by the Company or any of its Subsidiaries pursuant to this Section 6.19 or Section 6.22(a) shall not become effective until the Effective Time. The Company hereby consents to the reasonable use of its and its Subsidiaries' logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

          (d)   All non-public or otherwise confidential information regarding the Company or any of its Affiliates and Subsidiaries obtained by Parent or its Representatives or any Financing Source pursuant to this Section 6.19 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources, and that Parent, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements and acknowledgments from such recipients of their receipt of material non-public information in compliance with applicable procedures and laws.

        Section 6.20    CFIUS Approval.     If the Unis Investment is a "covered transaction" for CFIUS purposes and has not been terminated, each of the parties hereto shall, and shall cause its Affiliates to, use reasonable best efforts to obtain the CFIUS Approval. Such reasonable best efforts shall include (a) engaging in prefiling discussions with CFIUS or its member agencies, (b) promptly making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA and (c) providing any information reasonably requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement. If the Unis Investment is not a "covered transaction" for CFIUS purposes, but CFIUS requests or requires a filing with respect to the Merger contemplated by this Agreement, then each of the parties hereto shall, and shall cause its Affiliates to, use reasonable best efforts to obtain the CFIUS Approval.

        Section 6.21    Title Cooperation.     Parent, at its own discretion and sole expense, may, for its own behalf or as required by any Financing Source, purchase owner's or lender's title insurance from a nationally recognized title company with respect to any of the Owned Real Property located in the United States.

        Section 6.22    Company Indentures.

          (a)   Prior to the Effective Time, (i) the Company shall, to the extent reasonably requested by Parent in connection with the Merger and the consummation thereof, and (ii) Parent shall, to the extent reasonably requested by the Company in connection with the Merger and the consummation thereof, each assist in the preparation of, and shall execute and deliver, any supplemental indentures, legal opinions, officers' certificates or other documents or instruments required in connection with the Merger and the consummation thereof, including one or more supplemental indentures, to be executed and delivered to the applicable Trustee (as defined in the applicable Company Indenture) under the applicable Company Indenture at or prior to the Effective Time and satisfactory in form and substance to such Trustee, to each Company Indenture to provide, among other things, that on and after the Effective Time, each holder of the convertible senior notes issued thereunder shall have the right to convert such convertible senior notes into the conversion consideration determined by reference to the Merger Consideration in accordance with, and subject to, the provisions of the applicable Company Indenture governing conversion of the convertible senior notes issued thereunder (including any applicable increase in the Conversion Rate (as defined in the applicable Company Indenture) thereunder in connection with the Merger).

          (b)   Prior to the Effective Time, the Company shall take all such actions as may be required in accordance with, and subject to, the terms of the applicable Company Indenture or under applicable Law, including the giving of any notices that may be required in connection with the Merger and any repurchases or conversions of the convertible senior notes issued under the applicable Company Indenture occurring as a result of or in connection with the transactions contemplated by this Agreement constituting a Fundamental Change. In addition, following the occurrence of any event that would require an adjustment to the Conversion Rate under any Company Indenture (including any adjustment that would require a change to such Conversion Rate of less than 1%), the Company shall promptly provide Parent an updated Section 4.20 of the Company Disclosure Schedule accurately setting out (i) the Conversion Rate for each Company Indenture and (ii) the table from each Company Indenture specifying the number of Additional Shares (as defined in the applicable Company Indenture) by which such Conversion Rate will be increased upon the occurrence of a Fundamental Change (as defined in the applicable Company Indenture), in each case, as adjusted to reflect all events that have occurred through the date on which such update is provided that would result in an adjustment pursuant to the terms of the applicable Company Indenture (including any adjustments that would require a change of less than 1% of the Conversion Rate). For the avoidance of doubt, the updated tables shall only include the effective dates from (and including) the effective date immediately preceding the date on which such update is provided.

          (c)   The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers' certificates or other documents or instruments deliverable pursuant to or in connection with any Company Indentures prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

          (d)   In connection with the transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction with respect to any or all of the senior convertible notes issued under the Company Indentures (any such transaction, a "Repurchase Transaction"), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the applicable Trustee under the applicable Company Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing. For the avoidance of doubt, the consummation of any Repurchase Transaction shall not be a condition to Closing. In addition, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective officers, employees, partners, members, directors and Affiliates, and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, and any dealer-manager, information agent, solicitation agent, depositary or other agent or Person engaged by or on behalf of Parent or the Company (and such Person's officers, employees, partners, members, directors and Affiliates and each other Person, if any, who controls such Person within the meaning of Section 20 of the Exchange Act) at the request of Parent in connection with any Repurchase Transaction if applicable, for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Repurchase Transactions, and promptly reimburse such Persons for any documented reasonable out-of-pocket costs, fees and expenses incurred in connection with any Repurchase Transaction.

          (e)   Capitalized terms in this Section 6.22 that are not otherwise defined in this Agreement have the meaning given them in the applicable Company Indenture. The obligations of the Company and its Subsidiaries under this Section 6.22 shall be subject to the limitations and qualifications in Section 6.19(c) (other than clauses (C) and (F) thereof) to the same extent as such Section 6.19(c) applies to the obligations of the Company and its Subsidiaries with respect to the Debt Financing.

        Section 6.23    Company Bond Hedge Transactions and Company Warrants.

          (a)   The Company shall cooperate with Parent at Parent's reasonable request in connection with any, and at Parent's reasonable request shall initiate or continue, reasonable discussions or reasonable negotiations with the counterparties to the Company Bond Hedge Transactions or the Company Warrants or any of their respective Affiliates or any other Person, in each case, to the extent such Affiliate or other Person expressly represents the interests of the counterparties to the Company Bond Hedge Transactions or the Company Warrants or is empowered to make any determinations, adjustments or computations under the Company Bond Hedge Transactions or Company Warrants (any such counterparty, Affiliate or Person, a "Bond Hedge Counterparty"), with respect to any determination, adjustment or computation in connection with the Company Bond Hedge Transactions or the Company Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Company Bond Hedge Transactions or the Company Warrants (including upon termination thereof). The Company shall promptly provide Parent with any written notices or other documents received from any Bond Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Company Bond Hedge Transactions or Company Warrants. The Company shall not, and shall cause its Representatives not to, enter into any agreements in respect of the Company Bond Hedge Transactions or Company Warrants or make any cash payments or share deliveries with respect to the Company Bond Hedge Transactions or Company Warrants without Parent's prior written consent, such consent not to be unreasonably withheld or delayed, and shall keep Parent fully informed of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Bond Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Company Bond Hedge Transactions or Company

  Warrants prior to making any such response, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

          (b)   Prior to the Effective Time and without limitation on the foregoing, the Company shall take all such actions as may be required in accordance with, and subject to, the terms of the applicable Company Bond Hedge Transactions and the Company Warrants, including the giving of any written notices or communication that may be required in connection with the Merger and/or any conversions of the convertible senior notes issued under the applicable Company Indentures or any adjustment to the respective Conversion Rates thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

          (c)   The obligations of the Company and its Subsidiaries under this Section 6.23 shall be subject to the limitations and qualifications in Section 6.19(c) (other than clauses (C) and (F) thereof) to the same extent as such Section 6.19(c) applies to the obligations of the Company and its Subsidiaries with respect to the Debt Financing.

        Section 6.24    Cooperation/Integration.

          (a)   As promptly as practicable following the date of this Agreement, each of the Company and Parent shall, subject to applicable Law and the Company's confidentiality obligations to third parties, designate certain Persons reasonably acceptable to the other party to serve as members of one or more joint transition teams, and shall cause such Persons to devote time to joint transition matters, including weekly meetings to discuss planning and implementation of a joint transition plan in accordance with this Section 6.24; provided, that such transition matters shall not unreasonably interfere with the performance of such Persons' ordinary course professional responsibilities.

          (b)   The parties shall cooperate in implementing any joint transition plans that are agreed by the teams.

        Section 6.25    Shareholder Litigation.     The Company shall (a) promptly (and in any event, within twenty four (24) hours) inform Parent orally and in writing of any shareholder litigation or other action, claim, suit or proceedings brought or threatened in writing against the Company or any of its Representatives relating to the transactions contemplated by this Agreement and keep Parent fully informed on a current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such shareholder litigation as such Persons may reasonably request), (b) give Parent the opportunity and right to participate in the defense of any such shareholder litigation at Parent's sole cost and expense, including in any and all proceedings related to any such shareholder litigation and any proposed settlement or disposition thereof, and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such shareholder litigation or action, claim, suit or proceeding without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed.

        Section 6.26    Parent Board of Directors.     Prior to the Effective Time, Parent shall take all necessary corporate actions such that, effective as of the Closing, the Chief Executive Officer of the Company shall become a member of the board of directors of Parent.

        Section 6.27    Liquidation of Investments; Cash Transfers.

          (a)   Prior to the Closing Date, subject to compliance with applicable Law by the Company and its Subsidiaries, and subject to Section 6.1(b)(xxiii), the Company shall, and shall cause its wholly-owned Subsidiaries to use reasonable best efforts to: (i) sell for cash, with effect as of a date reasonably proximate to the Closing Date, cash and cash equivalents, short-term and long-term investments on the balance sheet of the Company and its Subsidiaries which are held by the Company or Subsidiaries of the Company and which are available for use in the United States without the payment of withholding or U.S. income Tax or are held by the Company's Subsidiaries outside of the United States but can be repatriated to the United States without the payment of withholding or U.S. income taxes, and (ii) transfer from such Subsidiaries to the Company the proceeds of such sales, such that the Company shall (A) have available such amount of unrestricted immediately available United States dollars as Parent may reasonably request and as shall be necessary to effect the Merger and (B) consider in good faith actions to make available at the Effective Time any additional Available Cash that exceeds the Target Available Cash to the extent a specific amount of Available Cash in excess of the Target Available Cash if requested in writing by Parent at least five (5) days prior to the anticipated expiration of the Marketing Period. The Company shall, and shall cause its Representatives to, keep Parent and its Representatives reasonably informed regarding the planning and status of the sales and cash transfers and consult with Parent and its Representatives in good faith in advance on the method of completing the sales and cash transfers.

          (b)   The Company shall confirm in writing to Parent and provide reasonable supporting evidence of the amount of Available Cash as of the opening of business on the Closing Date.

ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained;

          (b)   if the Unis Closing Date has not occurred or the Unis Investment has been terminated, the Parent Stockholder Approval shall have been obtained;

          (c)   (i) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub, any of their respective significant Subsidiaries or any of their or their respective significant Subsidiaries' business properties or assets material to the Company and its Subsidiaries, taken as a whole or to Parent, Merger Sub and their respective Subsidiaries, taken as a whole ("Applicable Governmental Entity") shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement which remains in effect and (ii) no Law shall have been enacted or promulgated by any Applicable Governmental Entity that makes consummation of the Merger illegal and remains in effect;

          (d)   there shall not be pending by any Applicable Governmental Entity any proceeding that seeks to enjoin or otherwise prohibit consummation of the Merger;

          (e)   the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, and all consents,

  approvals or clearances set forth on Section 7.1(e) of the Company Disclosure Schedule shall have been obtained;

          (f)    the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn;

          (g)   the shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance; and

          (h)   if the Unis Investment is a "covered transaction" for CFIUS purposes and the Unis Investment has not been terminated or if CFIUS has requested or required a filing with respect to the Merger, the CFIUS Approval shall have been obtained.

        Section 7.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

          (a)   each of the representations and warranties of the Company (i) set forth in Section 4.2(a) (Capitalization) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date, in which event such representation or warranty shall be true and correct except for de minimis inaccuracies only as of such particular date), (ii) set forth in the first sentence of Section 4.1(a) (Organization), in Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.22 (Vote Required), and Section 4.23 (Board Recommendation) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date in which event such representation or warranty shall be true and correct in all respects only as of such particular date), (iii) set forth in Section 4.7(a) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (excluding, however, clause (a) of the definition of Company Material Adverse Effect for purposes of this clause (iii)) and (iv) set forth in Article IV, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 7.2(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date in which event such representation or warranty shall be true and correct only as of such particular date), except, in the case of this clause (iv), where the failure to be so true and correct (without giving effect to any limitation as to "materiality", "Company Material Adverse Effect" or similar qualifications as set forth therein) would not constitute a Company Material Adverse Effect;

          (b)   the Company shall have performed or complied with in all material respects its obligations under this Agreement required to be performed or complied with by it at or prior to the Closing;

          (c)   Parent shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

          (d)   since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; provided that clause (a) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this Section 7.2(d).

        Section 7.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

          (a)   each of the representations and warranties of Parent and Merger Sub (i) set forth in Section 5.2(a) (Capitalization) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date, in which event such representation or warranty shall be true and correct except for de minimis inaccuracies only as of such particular date), (ii) set forth in the first sentence of Section 5.1(a) (Organization), in Section 5.3 (Authorization; Validity of Agreement; Parent Action), Section 5.12 (Vote Required), Section 5.13 (Board Recommendation) shall be true and correct in all respects as of the date of this Agreement and (except for those set forth in Section 5.13(c) if the Unis Closing Date has occurred) as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date, in which event such representation or warranty shall be true and correct in all respects only as of such particular date), (iii) set forth in Section 5.6(a) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (excluding, however, clause (a) of the definition of Parent Material Adverse Effect for purposes of this clause (iii)) (iv) set forth in Section 5.1(b), Section 5.1(c), Section 5.6(b) (as it relates to Section 6.1(b)(iii) and (v)), Section 5.9, Section 5.15, Section 5.16, Section 5.17, Section 5.18, and Section 5.19, shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date in which event such representation or warranty shall be true and correct only as of such particular date), except, in the case of this clause (iv), where the failure to be so true and correct (without giving effect to any limitation as to "materiality", "Parent Material Adverse Effect" or similar qualifications as set forth therein) would not constitute a Parent Material Adverse Effect; and (v) set forth in Article V, other than those Sections specifically identified in clauses (i), (ii), (iii) and (iv) of this Section 7.3(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date in which event such representation or warranty shall be true and correct only as of such particular date), except, in the case of this clause (v), where the failure to be so true and correct (without giving effect to any limitation as to "materiality", "Parent Material Adverse Effect" or similar qualifications as set forth therein) would not constitute a Parent Material Adverse Effect; provided that the conditions set forth in clauses (i), (iii) and (iv) shall not apply if the Unis Closing Date has occurred;

          (b)   each of Parent and Merger Sub shall have performed or complied with in all material respects its obligations under this Agreement required to be performed or complied with by Parent or Merger Sub, as the case may be, at or prior to the Closing;

          (c)   the Company shall have received a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

          (d)   since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing; provided that clause (a) of the definition of Parent Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this Section 7.3(d).

        Section 7.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, or in the case of Parent or Merger Sub, by either Parent or Merger Sub.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a)   by the mutual consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  the Merger shall not have occurred on or prior to 11:59 p.m. (New York City time) on October 21, 2016 (such date as it may be extended pursuant to this Section 8.1(b)(i), the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided, further, however, that if the conditions set forth in Section 7.1(c) (solely with respect to any order, decree or ruling or Law with respect to Antitrust Laws) or Section 7.1(e) shall not have been satisfied or waived as of the Termination Date, then either the Company or Parent may, in its sole discretion, extend the Termination Date until 11:59 p.m. (New York City time) on January 21, 2017 by providing the other party with written notice of such extension on or before the Termination Date as determined without such extension;

             (ii)  if any Applicable Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition set forth in Section 7.1(c) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9(a);

            (iii)  if the Company Stockholder Approval shall not have been obtained by the conclusion of the Company Stockholder Meeting duly convened therefor (including any and all adjournments or postponements thereof); or

            (iv)  if the Unis Closing Date has not occurred or the Unis Investment has been terminated and the Parent Stockholder Approval shall not have been obtained by the conclusion of the Parent Stockholder Meeting duly convened therefor (including any and all adjournments or postponements thereof) provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available prior to the earlier of (A) March 3, 2016 and (B) date of the termination of the Unis Investment.

          (c)   by the Company:

              (i)  upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, which breach or failure to be true (A) would give rise to a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (assuming that the date of such determination is the Closing Date) and (B) is incapable of being cured by Parent at least five (5) Business Days prior to the Termination Date (as then in effect) or, if capable of being cured, shall not have been cured by Parent until the earlier to occur of (1) five (5) Business Days prior to such Termination Date (as then in effect) and (2) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company; provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.2(a) would not be satisfied (assuming that the date of such determination is the Closing Date);

             (ii)  in order to accept a Company Superior Proposal in compliance with Section 6.3; or

            (iii)  if a Parent Change of Recommendation shall have occurred, prior to the Parent Stockholder Meeting.

          (d)   by Parent:

              (i)  upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, which breach or failure to be true (A) would give rise to a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (assuming that the date of such determination is the Closing Date) and (B) is incapable of being cured by the Company at least five (5) Business Days prior to the Termination Date (as then in effect) or, if capable of being cured, shall not have been cured by the Company until the earlier to occur of (1) five (5) Business Days prior to such Termination Date (as then in effect) and (2) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub, as the case may be, has failed to perform in any material respect any of their respective obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.3(a) would not be satisfied (assuming that the date of such determination is the Closing Date);

             (ii)  in order to accept a Parent Superior Proposal in compliance with Section 6.4; or

            (iii)  if a Company Change of Recommendation shall have occurred, prior to the Company Stockholder Meeting.

        Section 8.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to the Confidentiality Agreement and this Section 8.2, and Article IX, the third-to-last sentence of Section 6.2(a), the second-to-last sentence of Section 6.2(b), Section 6.19(b) and Section 6.19(d). Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or Knowing and Intentional Breach of this Agreement.

          (b)   If, but only if, this Agreement is terminated:

              (i)  by the Company pursuant to Section 8.1(c)(ii) (Company Superior Proposal); or

             (ii)  by the Company pursuant to Section 8.1(b)(i) (Termination Date), there has been publicly disclosed and not irrevocably withdrawn prior to the termination of this Agreement a Company Acquisition Proposal and within twelve (12) months after such termination, either (A) the Company enters into a definitive agreement with respect to a Qualifying Transaction, which Qualifying Transaction is later consummated, or (B) a Qualifying Transaction involving the Company is consummated; or

            (iii)  by either Parent or the Company pursuant to Section 8.1(b)(iii) (Failure to Obtain Company Stockholder Approval at the Company Stockholder Meeting), there has been publicly disclosed and not irrevocably withdrawn prior to the time of the Company Stockholder Meeting, a Company Acquisition Proposal and within twelve (12) months after such termination, either (A) the Company enters into a definitive agreement with respect to a Qualifying Transaction which Qualifying Transaction is later consummated, or (B) a Qualifying Transaction involving the Company is consummated; or

            (iv)  by Parent pursuant to Section 8.1(d)(iii) (Company Change of Recommendation);

  then the Company shall pay to Parent a termination fee of five hundred fifty three million two hundred and sixty thousand dollars ($553,260,000) in cash,

              (1)   during the same Business Day (if terminated before open of business or during regular business hours on a Business Day) or on the next Business Day (if terminated after the close of business on a Business Day or a day that is not a Business Day) in the case of any termination pursuant to Section 8.1(c)(ii) (Company Superior Proposal);

              (2)   within two (2) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.2(b)(ii) or (iii); and

              (3)   within (2) Business Days after any termination pursuant to Section 8.1(d)(iii);

  it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby. The right to receive such payment shall, subject to this Section 8.2 and Section 9.11, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries for all damages of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding the foregoing, nothing herein shall release any party from liability for fraud or Knowing and Intentional Breach of this Agreement. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts (i) required to be deducted or withheld therefrom under applicable Law in respect of Taxes or (ii) paid by the Company pursuant to Section 8.2(c).

          (c)   If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iii) (Failure to Obtain Company Stockholder Approval at the Company Stockholder Meeting) then, the Company shall pay to Parent within two (2) Business Days of the date of such termination one hundred eighty four million four hundred and twenty thousand dollars ($184,420,000) in cash. The payment contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby other than any payments required to be made pursuant to Section 8.2(b)(iii) (it being understood that the amount of any such subsequent payment shall be reduced by the amount of any payments made by the Company pursuant to this Section 8.2(c)). The right to receive such payment shall, subject to this Section 8.2 and Section 9.11, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries for all damages of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding the foregoing, nothing herein shall release any party from liability for fraud or Knowing and Intentional Breach of this Agreement.

          (d)   If, but only if, this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (Termination Date) or Section 8.1(b)(ii) (Orders, Decrees, Rulings or Other Actions) (solely to the extent such order, decree, ruling or other action relates to an Antitrust Law), in each case if, as of the time of such termination all conditions to Closing have been satisfied other than the conditions to Closing set forth in Section 7.1(c) (which shall not have been satisfied due to the failure to receive any required antitrust or competition consent, approval or clearance from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust or competition reasons) or Section 7.1(e) , then Parent shall, within two (2) Business Days of such termination, pay the Company a fee of one billion sixty million four hundred and twenty thousand dollars ($1,060,420,000) in cash; it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(d) on more than one occasion or both the termination fee referred to in this Section 8.2(d) and the termination fee referred to in Section 8.2(e). Upon payment of such fee, each of Parent and Merger Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby. The right to receive such payment shall, subject to this Section 8.2 and Section 9.11, constitute the sole and exclusive remedy of the Company against Parent and its Subsidiaries for all damages of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding the foregoing, nothing herein shall release any party from liability for fraud or Knowing and Intentional Breach of this Agreement. All payments contemplated by this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

          (e)   If, but only if, this Agreement is terminated:

              (i)  by Parent pursuant to Section 8.1(d)(ii) (Parent Superior Proposal); or

             (ii)  by Parent pursuant to Section 8.1(b)(i) (Termination Date), there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the termination of this Agreement a Parent Acquisition Proposal and within twelve (12) months after such termination, either (A) Parent enters into a definitive agreement with respect to a Qualifying Transaction, which Qualifying Transaction is later consummated, or (B) a Qualifying Transaction involving Parent is consummated; or

            (iii)  by either Parent or the Company pursuant to Section 8.1(b)(iv) (Failure to Obtain Parent Stockholder Approval at the Parent Stockholder Meeting), there has been publicly disclosed and not withdrawn prior to the time of the Parent Stockholder Meeting, a Parent Acquisition Proposal and within twelve (12) months after such termination, either (A) Parent enters into a definitive agreement with respect to a Qualifying Transaction, which Qualifying Transaction is later consummated, or (B) a Qualifying Transaction involving Parent is consummated; or

            (iv)  by the Company pursuant to Section 8.1(c)(iii) (Parent Change of Recommendation);

  then Parent shall pay to the Company a termination fee of five hundred fifty three million two hundred and sixty thousand dollars ($553,260,000) in cash,

              (1)   during the same Business Day (if terminated before open of business or during regular business hours on a Business Day) or on the next Business Day (if terminated after the close of business on a Business Day or a day that is not a Business Day) in the case of any termination pursuant to Section 8.1(d)(ii) (Parent Superior Proposal);

              (2)   within two (2) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.2(e)(ii) or (iii) and

              (3)   within (2) Business Days after any termination pursuant to Section 8.1(c)(iii);

  it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(e) on more than one occasion or both the termination fee referred to in this Section 8.2(e) and the termination fee referred to in Section 8.2(d). Upon payment of such fee, Parent and Merger Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby. The right to receive such payment shall, subject to this Section 8.2 and Section 9.11, constitute the sole and exclusive remedy of the Company against Parent and its Subsidiaries for all damages of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding the foregoing, nothing herein shall release any party from liability for fraud or Knowing and Intentional Breach of this Agreement. All payments contemplated by this Section 8.2(e) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts (i) required to be deducted or withheld therefrom under applicable Law in respect of Taxes or (ii) paid by Parent pursuant to Section 8.2(f).

          (f)    If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iv) (Failure to Obtain Parent Stockholder Approval at the Parent Stockholder Meeting), then Parent shall pay to the Company within two (2) Business Days of the date of such termination one hundred eighty four million four hundred and twenty thousand dollars ($184,420,000) in cash. The payment contemplated by this Section 8.2(f) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. Upon payment of such fee, each of Parent and Merger Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby other than any payments required to be made pursuant to Section 8.2(e)(iii) (it being understood that the amount of any such subsequent payment shall be reduced by the amount of any payments made by Parent pursuant to this Section 8.2(f)). The right to receive such payment shall, subject to this Section 8.2 and Section 9.11, constitute the sole and exclusive remedy of the Company against Parent and its Subsidiaries (and the Financing Sources) for all damages of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding the foregoing, nothing herein shall release any party from liability for fraud or Knowing and Intentional Breach of this Agreement. All payments contemplated by this Section 8.2(f) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification.     Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or, if required, Parent, contemplated hereby, by written agreement signed by each of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company or, if required, Parent, no such amendment, modification or supplement shall change the Merger Consideration or adversely affect the rights of the Company's stockholders or if Parent Stockholder Approval is required, Parent stockholders, hereunder without the approval of such stockholders; provided further that Sections 8.2, 9.6, 9.8(b), 9.9(b), 9.11(b), 9.16 and this Section 9.1 (to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Sources.

        Section 9.2    Non-Survival of Representations and Warranties.     None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement, except that this Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

        Section 9.3    Notices.     All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

          (a)   if to Parent or Merger Sub, to:

Western Digital Corporation 3355 Michelson Drive, Suite 100 Irvine, California 92612
Email:	Michael.Ray@wdc.com
Attention:	Michael Ray

  with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006
Email:	nwhoriskey@cgsh.com msalerno@cgsh.com
Attention:	Neil Whoriskey Matthew P. Salerno

          (b)   if to the Company, to:

SanDisk Corporation 951 SanDisk Drive Milpitas, CA 95035
Email:	Mark.Brazeal@sandisk.com
Attention:	Mark Brazeal

  with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301
Email:	kenton.king@skadden.com amr.razzak@skadden.com
Attention:	Kenton J. King Amr Razzak

or to such other address for a party as shall be specified in a written notice given in accordance with this Section 9.3; provided that any notice received by email transmission or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.

        Section 9.4    Interpretation.     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. Information provided in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an adequate response and disclosure of such facts or circumstances with respect to the corresponding section of Article IV (in the case of the Company Disclosure Schedule) or Article V (in the case of the Parent Disclosure Schedule); provided that information disclosed with respect to one section or subsection of a party's representations or warranties shall be deemed to qualify all other representations or warranties of such party to the extent that the relevance of such information to such other representations or warranties is reasonably apparent on the face thereof to a reader without independent knowledge of the relevant facts. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

        Section 9.5    Counterparts.     This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 9.6    Entire Agreement; Third-Party Beneficiaries; Damages.     This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder except for (i) the rights of the holders of shares of Company Common Stock to receive the Merger Consideration and the rights of the holders of the Company Stock Options and Company Restricted Stock Units to receive the Merger Consideration, the Converted Parent Options or the Converted RSUs, as the case may be, following the Effective Time in accordance with Article III and (ii) as provided in Section 6.7 (which is intended for the benefit of the Company's former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions) and in Section 6.19 (which is intended for the benefit of the Financing Indemnitees); provided, that the Financing Sources shall be express third party beneficiaries of Section 8.2(f), the second proviso in Section 9.1 (Amendment and Modification), Section 9.8(b) (Governing Law), Section 9.9(b) (Jurisdiction), Section 9.11(b) (Specific Performance), Section 9.16 (Waiver of Jury Trial) and this proviso in this Section 9.6 (in each case, to the extent relating to the Financing Sources). For the avoidance of doubt, in the event of Parent or Merger Sub's fraud or Knowing and Intentional Breach of this Agreement, damages to the Company shall include, to the extent proven, the loss of the benefit of the bargain to the Company's stockholders.

        Section 9.7    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 9.8    Governing Law.

          (a)   This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (b)   Notwithstanding anything to the contrary contained herein, any and all claims or causes of action (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to the Debt Financing (including any claim, controversy or dispute against or involving any Financing Source, including their respective successors and permitted assigns) shall be governed by and construed in accordance with the laws of the State of New York (except as otherwise provided in the Debt Commitment Letter), without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that any proceeding with respect to the Debt Financing, any Financing Source or the Debt Commitment Letter involving (i) the interpretation of the definition of "Company Material Adverse Effect" (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent and/or Merger Sub have the right to terminate its obligations under this Agreement or decline to consummate the Merger and (iii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        Section 9.9    Jurisdiction.

          (a)   In the event of any action or dispute between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

          (b)   Notwithstanding the foregoing, none of the parties hereto will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.

        Section 9.10    Service of Process.     Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

        Section 9.11    Specific Performance.

          (a)   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party's obligations, this being in addition to any other remedy to which any party is entitled under this Agreement; provided that under no circumstances will (i) the Company be permitted or entitled to receive a grant of specific performance to require Parent or Merger Sub to consummate the Closing if it has received payment pursuant to Section 8.2 or (ii) Parent or Merger Sub be permitted or entitled to receive a grant of specific performance to require the Company to consummate the Closing if it has received payment pursuant to Section 8.2. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

          (b)   Without limiting the rights of Parent and Merger Sub (or following the Effective Time, the Surviving Corporation) under the Debt Commitment Letter, the Company acknowledges and agrees that none of the Financing Sources (or any of their respective former, current or future direct or indirect equityholders (in their capacity as such), controlling persons (in their capacity as such), directors, officers, employees, agent, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors, or assigns or any of the former, current or future direct or indirect equityholders (in their capacity as such), controlling persons (in their capacity as such), directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assigns of any of the foregoing) shall have any liability or obligation to the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement, under the Debt Commitment Letter, any Debt Financing Agreement or the transactions contemplated hereby or thereby.

        Section 9.12    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Merger Sub may assign any of its rights or obligations hereunder to any wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.12 shall be void.

        Section 9.13    Expenses.     Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

        Section 9.14    Headings.     Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

        Section 9.15    Waivers.     Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 9.16    WAIVER OF JURY TRIAL.     EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DEBT FINANCING AND ANY DEBT COMMITMENT LETTER OR FEE LETTER RELATED THERETO) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SANDISK CORPORATION
By:	/s/ SANJAY MEHROTRA
	Name:	Sanjay Mehrotra
	Title:	President & CEO
WESTERN DIGITAL CORPORATION
By:	/s/ STEPHEN D. MILLIGAN
	Name:	Stephen D. Milligan
	Title:	President and Chief Executive Officer
SCHRADER ACQUISITION CORPORATION
By:	/s/ STEPHEN D. MILLIGAN
	Name:	Stephen D. Milligan
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]